ASSET PURCHASE AGREEMENT

among

HIGHER ONE, INC.,

HIGHER ONE HOLDINGS, INC.,

CUSTOMERS BANK

and

CUSTOMERS BANCORP, INC.

dated as of

December 15, 2015

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 15, 2015, is entered into among Higher One, Inc., a Delaware corporation (“Seller”), Higher One Holdings, Inc., a Delaware corporation (“Parent”), and Customers Bank, a bank organized in the Commonwealth of Pennsylvania (“CB”) and Customer’s Bancorp, Inc., a Pennsylvania corporation (“Bancorp” and together with CB, “Buyer”).

RECITALS

WHEREAS, Seller is engaged, through its disbursements division, in the business of disbursing refunds for its higher education institutional clients and servicing student-oriented checking accounts for the students of those clients (excluding the eRefund Service, the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, Seller is a wholly-owned subsidiary of Parent.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bancorp” has the meaning set forth in the preamble.

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Board Recommendation” has the meaning set forth in Section 4.03(b).

“Books and Records” has the meaning set forth in Section 2.01(h).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.05(c).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Closing” has the meaning set forth in Section 3.01.

“Closing Amount” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 3.01.

“CB” has the meaning set forth in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 12, 2014, between Buyer and Seller.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements, together with all current amendments, modifications and supplements thereto.
“Data Room” means the electronic documentation site established by Intralinks on behalf of Seller containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Employees” means those Persons employed by Seller who (i) worked exclusively for the Business immediately prior to the Closing and (ii) worked for the Business immediately prior to the Closing (but not exclusively) and are set forth in Section 1.01(b) of the Disclosure Schedules.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“eRefund Service” means the portion of the Business that consists of disbursing refunds by means of only the Automated Clearing House (ACH) system network to a student’s existing account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in a customary form to be reasonably agreed by Buyer and Seller.

“Escrow Amount” means the sum of $20,000,000 to be deposited with the Escrow Agent and held in and distributed from escrow pursuant to the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Exempt Sale” has the meaning set forth in Section 6.11(b).
“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(g).

“Former Superior Proposal” has the meaning set forth in Section 6.11(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Payment” has the meaning set forth in Section 2.07(a).

“Incentive Period” has the meaning set forth in Section 2.07(a).

“Incentive Revenue” has the meaning set forth in Section 2.07(a).

“Incentive Statement” has the meaning set forth in Section 2.07(b).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountant” has the meaning set forth in Section 2.07(d).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.
“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 4.10(a) of the Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Statement” has the meaning set forth in Section 4.04.

“Interim Statement Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Agreement” has the meaning set forth in Section 3.02(a)(iv).

“Leased Real Property” has the meaning set forth in Section 4.09(b).

“Leases” has the meaning set forth in Section 4.09(b).

“License Agreement” has the meaning set forth in Section 3.02(a)(v).

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, together with all related events, occurrences, facts, conditions or changes, is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.06(a).

“Notice of Exempt Sale” has the meaning set forth in Section 6.11(i).

“Notice of Superior Proposal” has the meaning set forth in Section 6.11(h).

“Other Transferred Employee” has the meaning set forth in Section 6.05(a).

“Parent” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Proxy Statement” has the meaning set forth in Section 6.10(b).
“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.14(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Stockholders Vote” means the adoption of a resolution by the holders of Parent’s outstanding capital stock having a majority of the voting power associated with all shares of Parent’s outstanding capital stock approving the sale and transfer of the Purchased Assets and the Assumed Liabilities pursuant to this Agreement.

“Restricted Period” has the meaning set forth in Section 6.02(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Acquisition Proposal” has the meaning set forth in Section 6.11(b).

“Seller Acquisition Transaction” has the meaning set forth in Section 6.11(b).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Seller Representatives” has the meaning set forth in Section 6.11(a).

“Seller Subsequent Determination” has the meaning set forth in Section 6.11(g).

“Shared Contract” has the meaning set forth in Section 2.09(b).

“Statement” has the meaning set forth in Section 4.04.

“Statement Date” has the meaning set forth in Section 4.04.

“Stockholders’ Meeting” has the meaning set forth in Section 6.10(d).

“Superior Proposal” has the meaning set forth in Section 6.11(d).
“Tangible Personal Property” has the meaning set forth in Section 2.01(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Lease Agreement, the License Agreement, the Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Transferred Employee” has the meaning set forth in Section 6.05(a).

“TSA Expiration Date” has the meaning set forth in Section 6.05(a).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01     Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and exclusively relate to or are exclusively utilized in connection with the Business (collectively, the “Purchased Assets”):

(a)     all accounts or notes receivable of the Business;

(b)     all Contracts set forth on Section 2.01(b) of the Disclosure Schedules, all Contracts relating exclusively to the Business entered into by Seller after the date of this Agreement in compliance with Section 6.01 and the Intellectual Property Agreements set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(c)     all Intellectual Property Assets;

(d)     all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(d) of the Disclosure Schedules (the “Tangible Personal Property”);

(e)     all Permits listed on Section 2.01(e) of the Disclosure Schedules;

(f)     all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees set forth on Section 2.01(f) of the Disclosure Schedules;
(g)     all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any other Purchased Assets;

(h)     originals, or where not available or contained within records or electronic systems of Seller also used for businesses other than the Business, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that exclusively relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) (“Books and Records”); and

(i)     all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02     Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)     all cash and cash equivalents, bank accounts and securities of Seller;

(b)     all Contracts that are not Assigned Contracts;

(c)     all Intellectual Property other than the Intellectual Property Assets;

(d)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of Transferred Employees or Other Transferred Employees and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;

(e)     all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(f)     subject to Section 6.05, all Benefit Plans and trusts or other assets attributable thereto;

(g)     all Tax assets (including duty and Tax refunds, rebates and prepayments) of Seller or any of its Affiliates;

(h)     all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;

(i)     all assets, properties and rights used by Seller in its businesses other than the Business (including all assets, properties and rights used by Seller in its data analytics and payment businesses);

(j)     any assets, properties and rights specifically set forth on Section 2.02(j) of the Disclosure Schedules; and

(k)     the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.03     Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Purchased Assets other than the Excluded Liabilities (collectively, the “Assumed Liabilities”). For the avoidance of doubt, the Assumed Liabilities shall include the following:

(a)     all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;

(b)     all liabilities and obligations arising under or relating to the Assigned Contracts;

(c)     except as specifically provided in Section 6.05, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing, or any Other Transferred Employee arising on or after the TSA Expiration Date;

(d)     all liabilities and obligations for (i) Taxes relating to the operation of the Business or ownership or use of the Purchased Assets attributable to periods after the Closing Date and (ii) Taxes for which Buyer is liable pursuant to Section 6.14; and
(e)     any liabilities and obligations of Seller set forth on Section 2.03(e) of the Disclosure Schedules.

Section 2.04     Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a)     any liabilities or obligations of the Seller, other than the Assumed Liabilities;

(b)     any liabilities or obligations for (i) Taxes relating to the operation of the Business or ownership or use of the Purchased Assets on or prior to the Closing Date and (ii) any other Taxes of Seller or any stockholders or Affiliates of Seller (other than Taxes allocated to Buyer under Section 6.14 or Assumed Taxes);

(c)     except as specifically provided in Section 6.05, any liabilities or obligations of Seller relating to or arising out of (i) the employment, or termination of employment, (A) of any Employee prior to the Closing, or, (B) of any Employees who are not Transferred Employees, after the Closing (except, with respect to Employees who are Other Transferred Employees, after the TSA Expiration Date), or (ii) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(d)     any liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;

(e)     any liabilities and obligations of Seller relating to the matters set forth on Section 2.04(e) of the Disclosure Schedules and any additional liabilities and obligations substantially similar to such matters that arise between the date hereof and the Closing Date; and

(f)     any fee or payment due to Raymond James & Associates, Inc. in connection with this Agreement or the transactions contemplated hereby.

Section 2.05     Purchase Price; Closing Payments.

(a)     The aggregate purchase price for the Purchased Assets shall be $37,000,000, payable as follows (x) $17,000,000 on the Closing Date (the “Closing Amount”) and (y) $10,000,000 on each of the first two anniversaries of such date, plus the amount of any Incentive Payment payable in accordance with Section 2.07 (collectively, the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Closing Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

(b)     The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement. Without limiting the generality of the foregoing, the Escrow Amount shall be used in order to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to Article VIII.

(c)     The Incentive Payment, if any, shall be payable in accordance with Section 2.07 hereof.

Section 2.06     [INTENTIONALLY OMITTED.]

Section 2.07     Incentive Payment.

(a)     During each of the three (3) years beginning in 2017 (the “Incentive Period”), in the event the annual gross revenue, calculated in accordance with GAAP, generated by the Business (“Incentive Revenue”) exceeds $75,000,000, Buyer shall pay Seller thirty-five percent (35%) of any such excess (each such payment, an “Incentive Payment”).

(b)     Within thirty (30) days following the end of the 2017 fiscal year of Buyer, and each of the succeeding two (2) fiscal years of Buyer during the Incentive Period, Buyer shall provide a written statement to Seller (each, an “Incentive Statement”) showing in reasonable detail the Incentive Revenue for the immediately preceding fiscal year and the amount of the Incentive Payment, if any, owed to Seller for such fiscal year.

(c)     Promptly following the request of Seller, Buyer shall permit and cause Seller and its advisors to have reasonable access to the books, records and other documents pertaining to or used in connection with the preparation of the Incentive Statement and provide Seller with any copies thereof. Seller and its advisors may make reasonable inquiries of Buyer and its advisors regarding questions concerning each Incentive Statement arising in the course of their review thereof, and Buyer shall cause any such advisors to cooperate with and respond to such inquiries. Any information shared or provided pursuant to this Section shall be subject to the Confidentiality Agreement.

(d)     Seller may deliver to Buyer a written objection notice no later than thirty (30) days following the receipt of the Incentive Statement stating its objections to the calculations set forth in the Incentive Statement. The failure of Seller to deliver such objection notice within the prescribed time period will constitute Seller’s irrevocable acceptance of the Incentive Statement. If Seller provides an objection notice as described herein, then Buyer and Seller shall negotiate in good faith to resolve their disputes regarding the Incentive Statement. If Buyer and Seller are unable to resolve all disputes regarding the Incentive Statement within thirty (30) days after delivery of the objection notice, then either party may refer the dispute to a nationally recognized firm of independent certified public accountants that has not been engaged by Seller or Buyer in the past three years (the “Independent Accountant”) for resolution. In such case, Buyer and Seller will direct the Independent Accountant to render a written report setting forth its determination with respect to any and all items in dispute not later than thirty (30) days after acceptance of its retention. Seller and Buyer shall each submit to the Independent Accountant in writing their respective computations pertaining to the Incentive Statement and specific information, evidence and support for their respective positions as to all items in dispute. Neither Seller nor Buyer shall have or conduct any communication, either written or oral, with the Independent Accountant without the other party either being present or receiving a concurrent copy of any written communication. The findings and determinations of the Independent Accountant as set forth in its written report shall be deemed final, conclusive and binding upon the parties.

(e)     Each Incentive Statement will be final and binding on Buyer and Seller for the purposes of this Section 2.07 upon the earliest of (i) the failure of Seller to notify Buyer of a dispute within thirty (30) days of the receipt by Seller of the applicable Incentive Statement, (ii) the resolution of all disputes, by Seller and Buyer or (iii) the resolution of all disputes by the Independent Accountant, in each case in accordance with this Section 2.07. Within ten (10) days of such date, Buyer shall pay, by wire transfer of immediately available funds, to Seller, the Incentive Amount, if any, set forth in the applicable Incentive Statement (as finally determined).

(f)     During the Incentive Period, Buyer shall conduct the Business only in the ordinary course of business, consistent with the past practices of Seller, except to the extent required by changes in applicable Laws. Without limiting the generality of the foregoing, Buyer shall only seek to transition a holder of a OneAccount to another banking product of Buyer or its Affiliates, including Bank Mobile, if (i) holder or such holder’s higher education institution notifies Buyer that such holder is scheduled to graduate within three (3) months, or (ii) such holder has withdrawn from such higher education institution.

Section 2.08     Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer shall deliver a schedule allocating the Purchase Price (including the Incentive Payment and any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Seller. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Seller, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule, as ultimately finalized.

Section 2.09     Non-assignable Assets.

(a)     Section 2.09(a) of the Disclosure Schedules identifies all material Contracts of Seller that are utilized in connection with the Business on a non-exclusive basis which are therefore not included as Purchased Assets. Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor, unless the agreement being assigned requires payment of a de minimis review fee or similar fee, in which case, Seller shall be responsible for such payment. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.14.

(b)     To the extent that any material asset of Seller utilized in connection with the Business on a non-exclusive basis, including a Contract that is not an Assigned Contract (a “Shared Contract”), or any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, Buyer and Seller shall provide, pursuant to the Transition Services Agreement or Section 6.16, or use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide, to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Shared Contract or Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto; provided that Buyer acknowledges that certain human resources, travel, corporate development, commercial banking, legal, accounting, finance, vendor management, insurance and tax-related functions provided to the Business by the Seller will be taken over by Buyer at the Closing. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Shared Contract or Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Shared Contract or Purchased Asset in connection with the arrangements under this Section

2.09, subject to the arrangements described on Section 2.09(b) of the Disclosure Schedules relating to certain Shared Contracts. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Shared Contracts or Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.09 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.08. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain the agreement of the counterparties to any Shared Contracts to enter into new, separate Shared Contracts relating to the services of the respective businesses of Buyer and Seller.

ARTICLE III

CLOSING

Section 3.01     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wiggin and Dana LLP, 450 Lexington Avenue, New York, NY, at 10:00 a.m. local time, a Business Day on or before July 1, 2016, and after both (x) all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), and (y) January 15, 2016 as Seller and Buyer may mutually agree upon. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02     Closing Deliverables.

(a)     At the Closing, Seller shall deliver to Buyer the following:

(i)     the Escrow Agreement duly executed by Seller;

(ii)     a bill of sale in a customary form to be reasonably agreed by Buyer and Seller (the “Bill of Sale”), duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)     an assignment and assumption agreement in a customary form to be reasonably agreed by Buyer and Seller (the “Assignment and Assumption Agreement”), duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)     a lease agreement in a customary form to be reasonably agreed by Buyer and Seller (the “Lease Agreement”), duly executed by Seller, pursuant to which Buyer shall lease from Seller a portion of the real property owned by Seller and located at 115 Munson Street, New Haven, Connecticut;
(v)     a license agreement in a customary form to be reasonably agreed by Buyer and Seller (the “License Agreement”), duly executed by Seller, pursuant to which Buyer shall grant Seller a perpetual, worldwide, royalty-free, fully paid-up license to use, transfer and sublicense the Intellectual Property set forth in Section 3.02(a)(v) of the Disclosure Schedules;

(vi)    a transition services agreement substantially in the form of Exhibit A (the “Transition Services Agreement”), duly executed by Seller, pursuant to which Seller shall provide Buyer with certain transition services on the terms and subject to the conditions thereof;

(vii)   the Seller Closing Certificate;

(viii)  the FIRPTA Certificate;

(ix)     the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f); and

(x)     such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)     At the Closing, Buyer shall deliver to Seller the following:

(i)      the Closing Amount;

(ii)     the Escrow Agreement duly executed by Buyer;

(iii)    the Assignment and Assumption Agreement duly executed by Buyer;

(iv)    the License Agreement duly executed by Buyer;

(v)     the Lease Agreement duly executed by Buyer;

(vi)    the Transition Services Agreement duly executed by Buyer;

(vii)   the Buyer Closing Certificate; and

(viii)  the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(f) and Section 7.03(h).

(c)     At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer as set forth below.

Section 4.01     Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02     Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03     No Conflicts; Consents.

(a)     The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contracts to which Seller is a party or by which Seller is bound; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.03 of the Disclosure Schedules.

(b)     The board of directors of Parent has (i) determined that the sale of the Purchased Assets and the transfer of the Assumed Liabilities on the terms and subject to the conditions of this Agreement are expedient and in the best interests of Seller, (ii) approved this Agreement and the transactions contemplated hereby and (iii) subject to Section 6.11, resolved to recommend the approval of the asset sale contemplated by this Agreement by the stockholders of Parent (the “Board Recommendation”) at the Stockholders’ Meeting.

Section 4.04     Financial Statements. Copies of the unaudited financial statements consisting of the statement of assets and liabilities of the Business as at December 31, 2014 and the related statement of income for the year then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the statement of assets and liabilities of the Business as at June 30 and the related statement of income for the six-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements” have been made available to Buyer in the Data Room. The statement of assets and liabilities of the Business as at December 31 is referred to herein as the “Statement” and the date thereof as the “Statement Date” and the statement of assets and liabilities of the Business as at June 30 is referred to herein as the “Interim Statement” and the date thereof as the “Interim Statement Date”. The Financial Statements have been extracted from the books and records of Seller. Except as disclosed in the Financial Statements or in Section 4.04 of the Disclosure Schedule, the Financial Statements fairly present, in all material respects, the financial position and the results of operations of the Business as of the respective dates thereof for the respective periods indicated.

Section 4.05     Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 4.05 of the Disclosure Schedules, from the Interim Statement Date until the date of this Agreement, Seller has operated the Business in the ordinary course of business consistent with past practice in all material respects and there has not been, with respect to the Business, any:

(a)     event, occurrence or development that, individually or in the aggregate, has had a Material Adverse Effect;

(b)     imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(c)     increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business;

(d)     adoption of any plan of liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(e)     any agreement to do any of the foregoing, or any action or omission by Seller that would result in any of the foregoing.

Section 4.06     Material Contracts.

(a)     Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.09(b) of the Disclosure Schedules and all Intellectual Property Agreements listed in Section 4.10(a) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i)      all Contracts with third parties that are not clients of the Business involving aggregate payments allocated to the Business in excess of $50,000 annually or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled without penalty or without more than one hundred eighty (180) days’ notice, and which are not Shared Contracts;

(ii)     all Contracts that relate to the sale of any of the Purchased Assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iii)    except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $50,000;

(iv)    all Contracts between or among Seller on the one hand and any Affiliate of Seller on the other hand;

(v)     all collective bargaining agreements or Contracts with any labor organization, union or association; and

(vi)    all Contracts with the 50 clients or college or university systems of the Business with the largest student enrollments.

(b)     Except as set forth on Section 4.06(b) of the Disclosure Schedules, Seller is not in breach of, or default under, any Material Contract.

Section 4.07     Title to Tangible Personal Property. Except as set forth in Section 4.07 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

Section 4.08     Sufficiency of Assets. The Purchased Assets and Transferred Employees, together with the assets and services made available to Buyer through the Transition Services Agreement, are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the Business substantially as currently conducted; provided that Buyer acknowledges that certain human resources, travel, corporate development, commercial banking, legal, accounting, finance, vendor management, insurance and tax-related functions provided to the Business by the Seller will be taken over by Buyer at the Closing. Except as set forth in Section 4.08 of the Disclosure Schedules or to the extent made available to Buyer through the Transition Services Agreement, the Excluded Assets do not include any material assets owned or used by Seller in connection with the conduct of the Business as conducted by Seller immediately prior to the Closing.

Section 4.09     Real Property.

(a)     Seller does not own any real property exclusively used in connection with the Business.

(b)     Section 4.09(b) of the Disclosure Schedules sets forth all material real property leased by Seller and exclusively used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”).

(c)     Seller has not received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.10     Intellectual Property.

(a)     Section 4.10(a) of the Disclosure Schedules lists (i) all Intellectual Property Registrations and (ii) all Intellectual Property Agreements. Except as set forth in Section 4.10(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, Seller owns or has the right to use all Intellectual Property Assets and the Intellectual Property licensed to Seller under the Intellectual Property Agreements.

(b)     Except as set forth in Section 4.10(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property Assets. Notwithstanding anything to the contrary in this Agreement, this Section 4.10(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.

Section 4.11     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 4.11(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b)     Except as set forth in Section 4.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.

Section 4.12     Compliance With Laws; Permits.

(a)     Since January 1, 2012, Seller has been in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchase Assets, except to the extent set forth in Section 4.12(a) of the Disclosure Schedules or to the extent any instances of non-compliance have been corrected, resolved or otherwise restored to material compliance with such Laws.

(b)     All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c)     None of the representations and warranties in Section 4.12 shall be deemed to relate to employee benefits matters (which are governed by Section 4.14), employment matters (which are governed by Section 4.15) or tax matters (which are governed by Section 4.16).

Section 4.13     Brokers. Except for Raymond James & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.14     Employee Benefit Matters.

(a)     Section 4.14(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits (as listed on Section 4.14(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)      Except as set forth in Section 4.14(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, each Benefit Plan and related trust complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(c)     No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(d)     Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e)     Except as set forth in Section 4.14(e) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f)     The representations and warranties set forth in this Section 4.14 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 4.15     Employment Matters.

(a)     Seller is not a party to any collective bargaining or other agreement with a labor organization representing any of the Employees. In the past three (3) years, there has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of the Employees.

(b)     Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not result in a Material Adverse Effect.

(c)     The representations and warranties set forth in this Section 4.15 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.16     Taxes.

(a)     Except as would not have a Material Adverse Effect, Seller has filed (taking into account any valid extensions) all Tax Returns with respect to the Business required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)     Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(c)     Except for certain representations related to Taxes in Section 4.14, the representations and warranties set forth in this Section 4.16 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 4.17     No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01     Organization and Authority of Buyer. Bancorp is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania.

Section 5.02     Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03     No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05     Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and the Escrow Amount and consummate the transactions contemplated by this Agreement.

Section 5.06     Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07     Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08     Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.01     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, suppliers and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) enter into any Contract relating to the Business outside the ordinary course of business involving aggregate payments in excess of $250,000 per year. Without limiting the generality of the foregoing, and except as set forth in Section 6.01 of Seller’s Disclosure Schedule, during such period Seller shall not without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), with respect to the Business:

(a)     divest, sell, lease, assign, or license to any Person or otherwise transfer (except in each case in connection with a transaction not prohibited by Section 6.11), or create or incur any Encumbrance (other than Permitted Encumbrances) on, any Purchased Asset;

(b)     take any action or fail to take any action, individually or in a series of actions or inactions, outside the ordinary course of business consistent with past practice, that would reasonably be expected to diminish the value of the Purchased Assets in any material respect;

(c)     enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or any successor thereto or that would reasonably be expected to, after the Closing Date, limit, restrict or curtail in any material respect the Business or Buyer or any of its Affiliates from engaging or competing in the Business, in any location or with any Person or from soliciting or engaging any clients;

(d)     (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any Transferred Employee or Other Transferred Employee; (ii) increase benefits payable under any existing severance or termination pay policies or employment agreements with any Transferred Employee or Other Transferred Employee (other than annual increases made in the ordinary course of business consistent with past practice); (iii) enter into any employment, deferred compensation, or other similar agreement (or amend any such existing agreement) with any Transferred Employee or Other Transferred Employee; (iv) establish, adopt, or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock, or other benefit plan or arrangement covering any Transferred Employee or Other Transferred Employee; (v) increase compensation, bonus, or other benefits payable to any Transferred Employee or Other Transferred Employee (other than annual increases made in the ordinary course of business consistent with past practice); or (vi) hire or terminate without cause any Transferred Employee or Other Transferred Employee or transfer any Transferred Employee or Other Transferred Employee in or out of the Business, except in each case in the ordinary course of business;

(e)     initiate, settle, or offer or propose to settle any proceeding against, involving or affecting the Business for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided, however, the foregoing prohibition shall not apply to the matters set forth on Schedule 2.04(e) of the Disclosure Schedule;

(f)     enter into any Contract, which would constitute an Assigned Contract if it existed as of the date hereof, except for any Contract containing terms and conditions that are substantially similar in the aggregate to the terms and conditions of reasonably similar Assigned Contracts, and any Contract involving aggregate payments less than or equal to $50,000 per year;

(g)      to the extent relating to the Purchased Assets or the Business, or otherwise having a material adverse effect on the Purchased Assets or the Business: (A) fail to file any Tax Return or pay any material Taxes when due; (B) make or change any uncontested material Tax election; (C) change any annual accounting period; (D) adopt or change any material Tax accounting method or procedure, other than as required by law; (E) file any amended Tax Return; (F) enter into any closing agreement with respect to Taxes; (G) settle any material Tax claim or Tax assessment; (H) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment; and (I) take any other similar action relating to the filing of any material Tax Return or payment of any material Tax; or

(h)     agree, authorize, resolve, or commit to do any of the foregoing.

Section 6.02     Non-competition; Non-solicitation

(a)     For a period of four (4) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any Person that is an Affiliate of Seller as of the date hereof to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a business relationship with the Business, to terminate or modify adversely any such actual or prospective relationship; provided, however, nothing in the foregoing clauses (i), (ii) or (iii) shall limit Seller or any Affiliate of Seller from selling or providing Seller’s eRefund Service (as modified from time to time) to any Person within or outside of the Territory. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)     During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed by Buyer or its Affiliates during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees;

provided, that nothing in this Section 6.02(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)     Seller acknowledges that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)     Seller acknowledges that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)     For the avoidance of doubt, the restrictions set forth in this Section 6.02 shall not apply with respect to any Person that becomes an Affiliate of Seller after the date of this Agreement, but who or which is not an Affiliate of Seller as of such date.

Section 6.03     Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Assigned Contracts and other documents and data constituting Purchased Assets; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Seller. All requests by Buyer for access pursuant to this Section 6.03 shall be submitted or directed exclusively to Christopher Wolf, Executive Vice President and Chief Financial Officer, or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller and its businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.03. The parties hereto acknowledge the current contractual relationship between Buyer and Seller relating to certain aspects of the Business. Nothing in this Agreement shall affect, alter, limit or otherwise impact the rights of the parties under the Deposit Processing Services Agreement, as amended, and any termination of this Agreement shall have no effect on such agreement.

Section 6.04     Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Section 6.05     Employees and Employee Benefits.

(a)     Buyer shall, or shall cause an Affiliate of Buyer to, offer employment (i) effective as of the Closing Date, to each Employee whose name is set forth in Section 6.05(a)(i) of the Disclosure Schedules (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”), and (ii) effective as of the expiration of the Transition Services Agreement (the “TSA Expiration Date”), to each Employee whose name is set forth in Section 6.05(a)(ii) of the Disclosure Schedules (the Employees who accept such employment and commence employment on the TSA Expiration Date, the “Other Transferred Employees”). In the event any Transferred Employee is entitled to commission under a Contract that is an Assigned Contract (or subject to Section 2.09(b)) (regardless of whether such Assigned Contract was entered into before or after Closing), Buyer shall be responsible for paying such commission to the extent it relates to the Business. In the event an Employee of Seller who is not a Transferred Employee is entitled to commission under a Contract that is an Assigned Contract (or subject to Section 2.09(b)), and such commission relates to the Business, Buyer shall reimburse Seller for such commission. For the avoidance of doubt, Seller shall be responsible for any commissions due and payable to Transferred Employees relating to any business of Seller other than the Business.

(b)     Except as set forth in Section 6.05(b) of the Disclosure Schedules, during the period commencing on the Closing Date or the TSA Expiration Date, as applicable, and ending on the date which is twelve (12) months from such date (or if earlier, the date of the Transferred Employee’s or Other Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee or Other Transferred Employee, as applicable, with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing; (ii) target bonus opportunities consistent with Buyer’s annual and long term bonus programs; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by Buyer to its employees; and (iv) severance benefits that are no less favorable than the practice, plan or policy of Buyer.

(c)     With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee or Other Transferred Employee, effective as of the Closing or the TSA Expiration Date, as applicable, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees or Other Transferred Employees with Seller, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(d)     Effective as of Closing or the TSA Expiration Date, as applicable, and thereafter, Buyer shall waive any eligibility waiting periods and evidence of insurability requirements under any health plan of Buyer or an Affiliate of Buyer extended to Transferred Employees or Other Transferred Employees and their eligible dependents, and shall fully credit each Transferred Employee or Other Transferred Employee with all deductible payments, co-payments and other out-of-pocket expenses paid by such Employee under the health benefit plans of Seller prior to the Closing with respect to the plan year in which the Closing occurs for purposes of determining the extent to which any such Employee and his dependents have satisfied his, her or their deductible and/or reached an out of pocket maximum under any health benefit plan of Buyer (or Affiliate of Buyer) extended to Transferred Employees or Other Transferred Employees after the Closing or the TSA Expiration Date, as applicable.

(e)     With respect to any defined contribution plan maintained by Seller as of the Closing, Buyer shall accept a rollover of account balances into its defined contribution plan, including a rollover of any loan notes outstanding as of Closing, and shall cooperate with Seller to effect such rollovers.

(f)     Effective as of the Closing or the TSA Expiration Date, as applicable, the Transferred Employees and Other Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(g)     Buyer and Seller intend that the transactions contemplated by this Agreement should not result in a payment of severance under either Buyer’s or Seller’s severance plan or policy with respect any Employee who receives an employment offer by Buyer that is consistent with the requirements of Section 6.05(b), and, accordingly, Buyer and Seller shall, prior to Closing, take all actions necessary or advisable to amend their severance policies or plans to so provide.   Seller shall be liable and hold Buyer harmless for any statutory, common law, contractual or other severance with respect to any Employee, other than a Transferred Employee or Other Transferred Employee. Buyer shall be liable and hold Seller harmless for any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing, or any Other Transferred Employee arising following the TSA Expiration Date.

(h)     Without limiting the generality of Section 6.05(b), Buyer shall include in its offer to the Employees named in Section 6.05(h) of the Disclosure Schedules such additional terms as are described in such section of the Disclosure Schedules.

(i)     This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Transferred Employee, Other Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06     Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

Section 6.07     [INTENTIONALLY OMITTED.]

Section 6.08     Governmental Approvals and Consents.

(a)     Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)     Without limiting the generality of Buyer’s undertakings pursuant to this Section 6.08, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any interactions, written or otherwise between Buyer and its state and federal banking regulators, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)     Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested, except for a de minimis review fee or similar fee.

Section 6.09     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)     upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Seller shall:

(i)     retain the books and records (including personnel files) of Seller that are not Purchased Assets and which relate to the Business and its operations for periods prior to the Closing; and

(ii)     upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)     Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10     Closing Conditions.

(a)     From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

(b)     Unless this Agreement is terminated pursuant to Article IX, Parent shall prepare and file with the SEC a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) on or prior to January 12, 2016, provided that upon Seller’s request, the parties will discuss in good faith a reasonable extension of such date. Parent, after consultation with Buyer, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement as promptly as practicable following receipt of the same. Buyer shall furnish all information as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to Section 6.11, as promptly as practicable after the clearance of the Proxy Statement by the SEC, Parent shall mail the Proxy Statement to its stockholders. Subject to Section 6.11, the Proxy Statement shall include the Board Recommendation. Parent will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Stockholders’ Meeting, any event or circumstance relating to Buyer, or its officers or directors, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform Parent. If at any time prior to the Stockholders’ Meeting, any event or circumstance relating to Parent or Seller, or their respective officers or directors, should be discovered by Parent or Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform Buyer. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)     None of the written information supplied or to be supplied by Buyer or any of its Affiliates, directors, officers, employees, agents or representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to Parent’s stockholders and at the time of Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)     Parent shall call and hold a meeting of its stockholders (the “Stockholders’ Meeting”) as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Required Stockholders Vote, provided that such meeting shall be noticed for a date that is no later than 20 days after the mailing thereof. Except as permitted by Section 6.11, the Proxy Statement shall include the Board Recommendation.

(e)     Nothing in this Section 6.10 shall be deemed to prevent Parent or the board of directors of Parent from taking any action they are permitted or required to take under, and in compliance with, Section 6.11 or are required to take under applicable Law.

Section 6.11     No Other Bids and Related Matters.

(a)     So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Seller shall not, and shall cause each Seller Affiliate and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Seller Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Seller Acquisition Proposal; (ii) respond to any inquiry relating to a Seller Acquisition Proposal; (iii) recommend or endorse a Seller Acquisition Proposal or Seller Acquisition Transaction, except in connection with a Seller Subsequent Determination permitted pursuant to Section 6.11(g); (iv) participate in any discussions or negotiations regarding any Seller Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) to any non-public information or data with respect to the Business or otherwise relating to a Seller Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Seller is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Seller Acquisition Proposal or approve or resolve to approve any Seller Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Seller Acquisition Proposal. In the event of any violation of the foregoing restrictions by any Seller Representative becomes known to Seller, Seller shall use best efforts both to promptly cure, to the extent practicable, any prior violation and to cause such Seller Representative to not commit any additional violations of this Section. Seller shall notify Buyer promptly if any such discussions or negotiations are sought to be initiated with Seller by any Person other than Buyer or if any such requests for information, inquiries, proposals or communications are received from any Person other than Buyer.

(b)     For purposes of this Agreement, “Seller Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Seller Acquisition Transaction. For purposes of this Agreement, “Seller Acquisition Transaction” shall mean (A) an acquisition of the Business or all or substantially all of the Purchased Assets, in either case independent of the acquisition of any other business or assets of Seller, in a single transaction or series of transactions involving any merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction involving the Business or all or substantially all of the Purchased Assets, in either case independent of the acquisition of any other business or assets of Seller or (B) any transaction which is similar in form, substance and purpose to the transactions provided for and contemplated by this Agreement. Notwithstanding the foregoing and for the avoidance of doubt, (i) “Seller Acquisition Transaction” does not include (x) the acquisition of the Business or all or substantially all of the Purchased Assets together with any other business of Seller (an “Exempt Sale”) or (y) the acquisition of any other business of Seller independent of the acquisition of the Business or all or substantially all of the Purchased Assets, in each case whether by merger, consolidation, purchase of assets, recapitalization, purchase or exchange or equity interests, liquidation, dissolution or similar transaction, and (ii) Seller shall not be in breach of Section 6.11(a) by virtue of taking any actions in furtherance of an Exempt Sale, including preparing and distributing a confidential information memorandum (or similar document), even if a third party makes a Seller Acquisition Proposal in connection therewith.

(c)     Notwithstanding Section 6.11(a), Seller may take any of the actions described in clauses (ii), (iv), (v) and (vi) of Section 6.11(a) if, but only if, (i) Seller has received a bona fide unsolicited Seller Acquisition Proposal; (ii) the Parent Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Seller Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Seller provides Buyer with notice of such determination within forty eight (48) hours thereafter; and (iv) prior to furnishing or affording access to any nonpublic information or data with respect to the Business or otherwise relating to such Seller Acquisition Proposal, Seller receives from such Person a confidentiality agreement with terms no less favorable to Buyer in the aggregate than those contained in the Confidentiality Agreement and provides a copy of the same to Buyer. Seller shall promptly provide to Buyer any non-public information regarding Seller or any Seller Affiliate provided to any other Person pursuant to the foregoing sentence that was not previously provided to Buyer, such additional information to be provided no later than forty-eight (48) hours after the provision of such information to such other party.

(d)     For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Seller Acquisition Transaction on terms that the Parent Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor is more favorable to the stockholders of Parent than the transactions contemplated by this Agreement taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood of completing the transaction.

(e)     Seller shall promptly (and in any event within forty-eight (48) hours after receipt) notify Buyer in writing of (i) any Seller Acquisition Proposal received by Seller or (ii) any request for nonpublic information related to a Seller Acquisition Proposal. Such notice shall indicate the name of the Person making such Seller Acquisition Proposal or information request and the material terms and conditions of such proposal (and any written materials delivered in connection with such proposal or information request, unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) Seller agrees that it shall keep Buyer informed, on a reasonably prompt basis (and in any event within forty-eight (48) hours of a change), of the status and terms of any such proposal, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(f)     Except as provided in Section 6.11(g) or Section 6.11(h), neither the Parent Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement, the Board Recommendation, or make any statement, filing or release, in connection with the Stockholders’ Meeting or otherwise, inconsistent with the Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, any Seller Acquisition Proposal; or (iii) enter into (or cause Seller or any Seller Affiliate to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Seller Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.11(b)) or (B) requiring Seller to abandon, terminate or fail to consummate the sale of the Business to Buyer and the other transactions contemplated by this Agreement.

(g)     Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholders’ Meeting, the Parent Board of Directors may approve or recommend to the stockholders of Parent a Superior Proposal and withdraw, qualify or modify the Board Recommendation in connection therewith or take any of the other actions otherwise prohibited by Section 6.11(f) (a “Seller Subsequent Determination”) after the fifth (5th) business day following the receipt by Buyer of a notice (the “Notice of Superior Proposal”) from Seller advising Buyer that the Parent Board of Directors has determined that a Seller Acquisition Proposal is a Superior Proposal (it being understood that Seller shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Seller proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Parent Board of Directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Parent’s stockholders under applicable law and (ii) at the end of such five (5) business day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by Buyer since its receipt of such Notice of Superior Proposal (provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Parent Board of Directors has again determined in good faith that such Seller Acquisition Proposal constitutes a Superior Proposal.

(h)     Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholders’ Meeting, the Parent Board of Directors may effect a Seller Subsequent Determination in connection with the receipt by Seller of a bona fide written proposal made by a third party to enter into an Exempt Sale transaction on terms that the Parent Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of its outside legal counsel and financial advisor, is more favorable to the stockholders of Parent than the transactions contemplated by this Agreement, taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood of completing the transaction, after the fifth (5th) business day following the receipt by Buyer of a notice (the “Notice of Exempt Sale”) from Seller advising Buyer that the Parent Board of Directors has determined to take such action.

(i)     Nothing contained in this Agreement shall prohibit the Parent Board of Directors from disclosing the fact that the Parent Board of Directors has received a Seller Acquisition Proposal and the terms of such Seller Acquisition Proposal, if the Parent Board of Directors determines, after consultation with its outside legal counsel, that (i) failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law or (ii) Parent or Seller is otherwise required to make such disclosure, including pursuant to applicable Law or the rules of any stock exchange.

Section 6.12     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this

Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.14     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.15     Services to be Provided by Buyer. From the Closing Date until the one (1)-year anniversary of such date, Buyer shall provide to Seller the services set forth on Section 6.15 of the Disclosure Schedules.

Section 6.16     Services to be Provided by Seller. From the Closing Date until the two (2)-year anniversary of such date, Seller shall provide consulting services to assist Buyer as reasonably needed and reasonably requested, to the extent Seller employs as of the Closing and continues to employ after the Closing personnel with applicable expertise capable of providing such services. The consulting services shall include the following: (i) assistance with relationships and contacts with educational institutions and the Department of Education, and discussions and strategies regarding work with the counterparties, (ii) strategic considerations for developing the Business, including expansion of services to additional higher education institutions, providing additional but related services to such institutions, and coordination of Buyer’s Refund Disbursement solicitation efforts with Seller’s CashNet solicitation efforts, (iii) strategic considerations regarding technology matters, including data security, development of Buyer data centers to replace data centers shared with CashNet, site selection for Buyer data centers and New Haven office facility, equipment selection, and vendor selection, (iv) assistance with consumer compliance matters relating to Regulation E, UDAAP, other matters, as well as overdrafts and other past activities, and (v) other general purposes.

Section 6.17     Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)     Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and all consents from the third parties set forth on Section 7.01(c) of the Disclosure Schedules, and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(d)     The stockholders of Higher One Holdings, Inc., the sole stockholder of Seller, shall have approved the terms of this Agreement and the transactions contemplated hereby.

Section 7.02     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Seller contained in Article IV, other than in Section 4.5(a), shall have been true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)     Seller shall have duly performed and complied in all material respects with (i) all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date, and (ii) any order or directive of any Governmental Authority relating to the matters set forth on Section 2.04(e) of the Disclosure Schedules.

(c)     Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) have been satisfied (the “Seller Closing Certificate”).

(e)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)     Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller.

(h)     Seller shall have received all consents from the third parties and taken such actions as set forth on Section 7.02(h) of the Disclosure Schedules.

Section 7.03     Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)     Buyer shall have delivered to Seller the Closing Amount, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d)     Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(e)     Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f)     Seller shall have obtained all necessary consents of the lenders party to the Credit Facility described in Section 4.03 of the Disclosure Schedule in connection with the transactions contemplated by this Agreement.

(g)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)     Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII

INDEMNIFICATION

Section 8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02     Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)     any Excluded Asset or any Excluded Liability.

Section 8.03     Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)     any Assumed Liability.

Section 8.04     Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)     The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a) exceeds two percent (2%) of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $100,000 (which Losses shall not be counted toward the Deductible).

(b)     The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed ten percent (10%) of the Purchase Price.

(c)     Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)     Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)     In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)     Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)     Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 8.05     Indemnification Procedures.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07     Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of any intentional fraud by any party hereto.

ARTICLE IX

TERMINATION

Section 9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Seller and Buyer;

(b)     by Buyer by written notice to Seller if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Seller by July 1, 2016 (the “Drop Dead Date”); or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(iii)     if Seller or Parent has received a Superior Proposal, and in accordance with Section 6.11 of this Agreement, the Parent Board of Directors has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in a manner adverse to Buyer, or has otherwise made a determination to accept such Superior Proposal, or if Seller has effected a Seller Subsequent Determination, including after delivery of a Notice of Exempt Sale.

(c)     by Seller by written notice to Buyer if:

(i)     Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)     any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)     prior to obtaining the Required Stockholders Vote, a Seller Subsequent Determination shall have occurred.

(d)     by Buyer or Seller in the event that:

(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)     any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     as set forth in this Article IX, Section 6.06 and Article X hereof;

(b)     In the event that this Agreement is terminated by Buyer or Seller following failure of the shareholders of Parent to approve the transactions contemplated by this Agreement and, prior to the Stockholders’ Meeting, any person shall have proposed or publicly announced a Seller Acquisition Proposal, Seller shall pay to Buyer the Buyer Expense Reimbursement Fee within five

(5) business days after Buyer makes written demand therefor. Such payment shall be made by wire transfer of immediately available funds.

(c)     In the event that this Agreement is terminated by Buyer pursuant to Section 9.01(b)(iii) or by Seller pursuant to Section 9.01(c)(iii), Seller shall pay to Buyer the Buyer Termination Fee within five (5) business days after Buyer makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(d)     For purposes of this Agreement, the “Buyer Expense Reimbursement Fee” shall mean the lesser of (i) the amount of Buyer’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (ii) $500,000. For purposes of this Agreement, the “Buyer Termination Fee” shall mean $1.5 million.

(e)     that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE X

MISCELLANEOUS

Section 10.01     Expenses. Except as otherwise expressly provided herein (including Section 6.14 and Section 9.02 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the thirty (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or Parent:	115 Munson Street New Haven, CT 06511 Attention: Christopher Wolf, Executive VP and Chief Financial Officer Facsimile: (203) 776-7796 E-mail: christopher.wolf@higherone.com

with a copy to:	Wiggin and Dana LLP One Century Tower 265 Church Street P.O. Box 1832 New Haven, CT 06508-1832 Attention: Paul A. Hughes Facsimile: (203) 782-2889 E-mail: phughes@wiggin.com

If to Buyer:	1015 Penn Avenue, Suite 103 Wyomissing, PA 19610 Attention: Robert Wahlman, Chief Financial Officer E-mail: rwahlman@customersbank.com

with a copy to:	Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103 Attention: Christopher S. Connell, Esquire Facsimile: 215-564-8120 E-mail: cconnell@stradley.com

Section 10.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer shall have the right to assign all or a portion of this Agreement to an entity that is an Affiliate of Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08     No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13     Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HIGHER ONE, INC.

By:      /s/ Marc Sheinbaum
Name: Marc Sheinbaum
Title: President and CEO

For purposes of Sections 6.10

and 6.11 only:

HIGHER ONE HOLDINGS, INC.

By:     /s/ Marc Sheinbaum
Name: Marc Sheinbaum
Title: President and CEO

CUSTOMERS BANK

By: /s/ Jay Sidhu Name: Jay Sidhu Title: Chairman and CEO

CUSTOMER’S BANCORP, INC.

By: /s/ Jay Sidhu Name: Jay Sidhu Title: Chairman and CEO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

Form of Transition Services Agreement

(Attached)

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of [_____], 2016 between Higher One, Inc., a Delaware corporation (“Seller”) and Customers Bank, a bank chartered under the laws of the Commonwealth of Pennsylvania (“Buyer”). Seller and Buyer are referred to herein collectively as the “Parties” and individually as a “Party.”

INTRODUCTION

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement, dated as of December 14, 2015 (the “Purchase Agreement”) (capitalized terms not defined in this Agreement shall have the meanings indicated in the Purchase Agreement);

WHEREAS, under the Purchase Agreement, Buyer has agreed to purchase from Seller certain assets related to Seller’s business of disbursing refunds for its higher education institutional clients and servicing student-oriented checking accounts for the students of those clients (the “Business”), and the Purchase Agreement contemplates that the Parties shall execute and deliver this Agreement at the Closing; and

WHEREAS, Buyer and Seller desire that, after the Closing, Seller and certain of its Affiliates shall provide to Buyer certain services on a transitional basis.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

TRANSITION SERVICES

Section 1.1     Transition Services.

(a)     Scope and Duration. Seller, itself and/or by and through its Affiliates, and its and their respective employees, agents or contractors, shall provide or cause to be provided to Buyer, solely for the benefit of Buyer, those services set forth on Annex A hereto, as it may be amended from time to time by mutual written agreement of the Parties (collectively, the “Transition Services”) until the earlier of (i) expiration of the service period applicable to such Transition Services as set forth with respect to each applicable Transition Service on Annex A hereto, or (ii) expiration of the Term (as defined below). Seller shall not be obligated to provide any services other than the Transition Services expressly provided herein. Seller shall not be required to perform Transition Services hereunder in any manner that violates any applicable law or regulation. It is acknowledged by Seller that the objective of this Agreement is to obligate Seller to provide, throughout the Term, any and all services and functions that Buyer is unable to perform with respect to the assets purchased and employees hired pursuant to the Purchase Agreement in order for the Business to perform at a comparable level of operation and functionality achieved during the 180 days prior to the closing under the Purchase Agreement. In addition, Seller shall provide consulting services to Buyer related to the One Account structure and operation, marketing and managing relationships with colleges and universities, regulatory compliance matters, Department of Education introductions and relationship advice, product pricing matters, and contractual matters (with vendors as well as colleges and universities).

(b)     Modified Transition Services. Any modifications to the Transition Services shall be subject to mutual agreement pursuant to ARTICLE IX hereof.

(c)     Subcontractors. Upon written notice to Buyer, Seller may subcontract with an unaffiliated third party (a “Subcontractor”) to provide any Transition Services; provided that no notice shall be required with respect to the continued use of subcontractors in the manner utilized by Seller in connection with the Business immediately prior to the Closing, or with respect to changes in subcontractors which are consistent with Seller’s operation of the Business immediately prior to the Closing. Notwithstanding any subcontracting of Seller’s obligations under this Agreement, Seller shall, for the term of this Agreement, remain primarily liable for the delivery and performance of the Transition Services.

Section 1.2     Service Coordinators and Issue Resolution.

(a)     Seller and Buyer each hereby appoint as service coordinators their respective employees identified on Schedule 1.2 hereto (each, a “Service Coordinator”) to be the primary point of contact between Seller and Buyer with respect to the Transition Services, including, and subject to the terms of this Schedule 1.2, with respect to disputes between the Parties

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arising out of or relating to this Agreement or the provision of Transition Services hereunder. Each Party shall have the right, upon reasonable advance written notice to the other Party, to replace its Service Coordinator with an employee or officer of such Party with comparable knowledge, expertise and decision-making authority.

(b)     In the event the Service Coordinators fail to resolve any dispute arising between the Parties in connection with the Transition Services within a reasonable time of receiving notice of such dispute from a Party, and in any event within ten (10) Business Days of such notification, then Buyer shall designate an officer or officers holding the office of Senior Vice President (or equivalent office) or above (such officers, the “Senior Officers”) and such Senior Officers shall attempt in good faith to conclusively resolve any such dispute (i) with the members of an operating committee designated by Seller, and (ii) in the event the Senior Officers and operating committee fail to resolve the dispute, an executive committee shall be designated by Seller and Buyer. If the Senior Officers and the operating and executive committees designated by Seller and Buyer cannot resolve such dispute within a reasonable period of time, and in any event within twenty (20) Business Days of the referral of such dispute to them, either Party may submit the dispute to litigation as provided for in Section 10.8.

(c)     Any dispute arising out of or relating to this Agreement shall be submitted for resolution pursuant to this Section 1.2 before any Party may commence any legal proceeding in connection therewith. A Party’s failure to comply with the preceding sentence shall constitute cause for the dismissal without prejudice of any such legal proceeding. This Section 1.2(c) is without prejudice to either Party’s right to seek interim relief against the other Party (such as an injunction) to protect its rights and interests, or to enforce the obligations of the other Party and the parties need not negotiate disputes with respect to equitable remedies prior to seeking relief from a court of competent jurisdiction.

Section 1.3     Migration Plan.

(a)     On or prior to the date hereof, the Parties shall have negotiated and finalized a plan to transition from the performance of the Transition Services by Seller and its Affiliates to the performance of such services by Buyer, including moving the information technology systems and data used in the Business from Seller’s infrastructure to Buyer’s or its designee’s infrastructure (“Migration”) (such plan, the “Migration Plan”).

(b)     Buyer shall be responsible for the Migration, including the construction and deployment of any systems or physical space required for the Migration. Seller shall use commercially reasonable efforts to assist Buyer in completing the Migration. Buyer shall be responsible for all fees and expenses incurred by Buyer and reasonable out-of-pocket third party costs of Seller incurred in the course of providing any assistance with the Migration requested by Buyer.

(c)     The Parties acknowledge that the Migration Plan is a document that may change, and any such changes will be subject to the change control process set forth in ARTICLE IX. Each Party shall use its commercially reasonable efforts to perform its obligations under the Migration Plan according to the schedule set forth in the Migration Plan, and each Party shall use sufficient and qualified resources and personnel to implement the Migration Plan, taking into account the need to reasonably manage the cost of such transition and minimize the disruption to the ongoing business activities of the Parties.

Section 1.4     Additional Transition Services. If requested by Buyer, Seller shall provide services in addition to the Transition Services to Buyer (“Additional Transition Services”), as may be agreed pursuant to the Change Control process set forth in ARTICLE IX. The scope of any such Additional Transition Services, as well as the prices and other terms applicable to such additional services, shall be as mutually agreed by Buyer and Seller, as further contemplated by ARTICLE IX.

Section 1.5     Standard of Performance. Seller shall perform or procure the provision of the Transition Services for Buyer to standards of performance comparable in all material respects to which such Transition Services were performed by Seller or its Affiliates in connection with the Business immediately prior to Closing.

Section 1.6     Access. Each party shall use good faith efforts to provide the other party with access to information and computer systems, facilities, networks (including voice or data networks) or software to the extent reasonably necessary to enable the provision of Transition Services contemplated by this Agreement, subject to Section 7 hereof. The party requesting access shall give the other party reasonable prior written notice and justification of the need for such access.

Section 1.7     Independent Contractor. For all purposes hereof, each Party shall at all times act as an independent contractor and shall have no authority to represent the other Party in any way or otherwise be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of such other Party nor shall this Agreement or the transactions contemplated hereby be deemed to create any joint venture between the Parties. Each Party shall not declare or represent to any third party that such Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the other Party in any way whatsoever.

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ARTICLE II

SERVICE FEES AND EXPENSES

Section 2.1     Service Fees.

(a)     Subject to adjustment in accordance with this Section 2.1, Buyer shall pay a fee for the Transition Services and Additional Transition Services it receives during the Term as follows (collectively, the “Service Fees”):

(i)     with respect to the Transition Services, $5,000,000, payable in twelve (12) equal monthly instalments of $416,666.67, each of which shall be due and payable on the fifteenth (15th) day of each month; and

(ii)     with respect to any Additional Transition Services provided by Seller, on the timetable and in the amount agreed by the Parties and set out in the executed amendment to this Agreement under which such Additional Transition Services are provided as contemplated in Article IX.

(b)     The Service Fees are exclusive of any sales tax, transfer tax, value-added tax, goods and services tax or similar tax (“Taxes”). Any Taxes (but excluding any Tax based upon net income) payable with respect to the Service Fees shall be invoiced by Seller and paid to Seller by Buyer within thirty (30) days of receipt of such invoice. Seller shall be responsible for remitting any such Taxes to the appropriate taxing authority.

(c)     If the cost to Seller of providing a Transition Service increases as a result of actions taken outside the scope of this Agreement by or at the request of Buyer or as a result of any change in applicable law or regulation or action of any Government Entity (collectively, “Imposed Changes”), then the resulting increase in costs will be passed through to Buyer by means of an increase in the relevant Service Fees in the amount of such actual increase in the cost of the provision of such Transition Services, plus any direct, out of pocket, up-front costs of modifying the Transition Services as a result of such Imposed Changes, provided, however, that (i) in no event shall Seller be obligated to perform any service hereunder other than in accordance with applicable law and regulation, and (ii) Seller shall not be obligated to perform such Service unless Buyer agrees to pay such costs of modifying the Transition Services to comply with such Imposed Changes and such increased Service Fees.

Section 2.2     Expenses. Buyer shall be responsible for any direct third-party out-of-pocket costs or expenses incurred by Seller and disclosed in writing to Buyer prior to the date of this Agreement in connection with providing the Transition Services.

Section 2.3     Records. Seller shall maintain records of all receipts, invoices, reports and other documents relating to the Transition Services rendered hereunder in accordance with applicable law and regulation and its standard accounting practices and procedures, which practices and procedures are employed by Seller in its provision of services for itself and its Affiliates.

ARTICLE III

PAYMENT

Section 3.1     Invoicing and Payment. For the Transition Services described on Annex A on the date hereof, Buyer shall pay the monthly fees set forth in Section 2.1 on or before each due date for such fee, without an invoice from Seller. For any Additional Transition Services, Seller shall pay Buyer in accordance with the executed amendment to this Agreement under which such Additional Transition Services are provided. For any third-party expenses incurred by Seller in connection with providing the Transition Services and payable by Buyer in accordance with Section 2.2 hereof, Seller shall invoice Buyer, and Buyer shall remit payment to Seller for all such invoiced expenses within thirty (30) calendar days after receipt of each such invoice. Any undisputed amount unpaid after the expiration of thirty (30) calendar days after the due date shall bear interest equal to one-half percent (0.5%) per month of the overdue amount. Each invoice for expenses shall set forth in reasonable detail, for the period covered by such invoice, the source of the expenses incurred.

Section 3.2     No Set Off. Buyer shall not have the right to set off any claims of damages, under this Agreement, the Purchase Agreement or any other arrangement between Buyer and Seller, against payments owed under this Agreement.

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ARTICLE IV

TRANSITION

Section 4.1     Return of Materials. Promptly at the end of the service period with respect to a Transition Service, at the end of the Term or upon termination of this Agreement in accordance with ARTICLE VI, as the case may be, each Party (the “Receiving Party”) shall, at the other party’s expense and written direction, return or destroy and certify the return or destruction of, any and all of the other Party’s books, records, files, databases, intellectual property (including embodiments thereof), Confidential Information (as defined below) or information related to customer data in the possession, custody or control of the Receiving Party (the “Materials”); provided that a Receiving Party shall be permitted to retain one copy of the Materials solely as required in order to comply with applicable law and regulation, or for audit, compliance or regulatory purposes to the extent permitted by applicable law and regulation; and provided, further, that a Receiving Party shall not be obligated to destroy any Materials if such destruction would, in the reasonable opinion of counsel to such Receiving Party, constitute a violation of applicable law or regulation.

ARTICLE V

INTELLECTUAL PROPERTY

Section 5.1     Title to Intellectual Property.

(a)     Each of the Parties agrees that any intellectual property of the other Party made available to it in connection with the Transition Services, and any derivative works, additions, modifications or enhancements thereof created by the other Party pursuant to this Agreement, are and shall remain the sole property of the other Party, and such Party hereby irrevocably assigns any and all right, title and interest therein to such other Party. Each Party agrees not to use, and to cause its Affiliates not to use, intellectual property of the other Party for any purpose other than in connection with the performance of the Transition Services during the Term.

(b)     Buyer acknowledges that Seller may be providing services similar to the Transition Services to its own businesses and/or to other third parties during the Term, without restriction hereunder.

Section 5.2     Use of Trademarks. Except as expressly set forth in the Purchase Agreement, neither party shall use the other party’s trademarks, service marks, trade names, domain names or other source identifiers without such party’s prior written consent.

Section 5.3     Software Licenses and Data Subscriptions. Except as provided in the Purchase Agreement or as set forth on Schedule 5.3 hereto, Seller and its Affiliates shall not be required to transfer or assign to Buyer any third-party software licenses, data subscriptions or any software or hardware owned by Seller or any of its Affiliates in connection with the provision of the Transition Services.

ARTICLE VI

TERM AND TERMINATION

Section 6.1     Term. The term of this Agreement (the “Term”) shall commence on the Closing and continue from the Closing Date until the one (1)-year anniversary of the Closing Date (the “Termination Date”); provided that the Term of any individual Transition Service may be for a shorter period of time as may be set forth on Annex A hereto or as mutually agreed by the parties in writing.

Section 6.2     Termination for Cause. Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:

(a)     the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of notice in writing from the Terminating Party giving particulars of the breach;

(b)     the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or

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seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(c)     an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

Section 6.3     Survival. Section 2.3 (Records), ARTICLE III (Payments)(to the extent such fees accrued prior to termination, cancellation or expiration), Section 4.1 (Return of Materials), Section 5.1 (Intellectual Property), this Section 6.3 (Survival), Section 7.1 (Confidentiality), Section 8.2 (Limitations of Liability) and Article X (Miscellaneous) shall survive any termination or expiration of this Agreement.

ARTICLE VII

CONFIDENTIALITY

Section 7.1     Confidentiality.

(a)     Each Party acknowledges that, in connection with the performance by a Party of its obligations hereunder, such Party may be provided with information about confidential and proprietary information of the other Party and third parties with which the other Party conducts business. The confidential information of such other Party and third parties is defined below and is collectively referred to as “Confidential Information.” In recognition of the foregoing, each Party covenants and agrees:

(i)     that it will keep and maintain all Confidential Information in confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure;

(ii)     that it will not, directly or indirectly, disclose any Confidential Information to anyone outside of the other Party, except with the other Party’s prior written consent or as may be permitted under this Article VII;

(iii)     that such Party will not make use of any Confidential Information for its own purpose or the benefit of anyone or any other entity other than the other Party, provided that Buyer can make use of any Confidential Information related to the Business in its operation of the Business; and

(iv)     that such Party will take no action with respect to the Confidential Information that is inconsistent with its confidential and proprietary nature.

(b)     Each Party shall be permitted to disclose the Confidential Information only as follows:

(i)     to its employees, agents, auditors, counsel, directors, officers and contractors (“Related Parties”) and, in the case of Seller, Subcontractors, having a need to know such information in connection with the performance of the Transition Services. Each Party shall be responsible for all its Related Parties and Subcontractors’ compliance with the terms of this Agreement; and

(ii)     if disclosure is required by applicable law or regulation, provided that a Party shall notify the other Party in writing as soon as reasonably practicable in advance of such disclosure, and provide the other Party with copies of any related information so that the other Party may take appropriate action to protect the Confidential Information.
(c)     For purposes of this Agreement, Confidential Information shall include all business information of the other Party, including the following:

(i)     information relating to the other Party’s planned or existing computer systems and systems architecture, including computer hardware, computer software, source code, object code, documentation, methods of processing and operational methods;

(ii)     sales, profits, organizational restructuring, new business initiatives and financial information;

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(iii)     information that describes the other Party’s products, including product designs, and how such products are administered and managed;

(iv)     information that describes the other Party’s product strategies, tax interpretations, tax positions and treatment of any item; and

(v)     confidential information and software of, and contracts with (and any information related thereto), third parties with which the other Party conducts business.

(d)     Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by a Party or its Related Parties or Subcontractors, (ii) was available to a Party on a non-confidential basis prior to its disclosure to such Party by the other Party or the other Party’s Related Parties or Subcontractors or (iii) is or becomes available on a non-confidential basis to a Party from a Person other than the other Party, provided that such Person was not known to the receiving Party to be bound by any agreement with the disclosing Party to keep such information confidential or to be otherwise prohibited from transmitting the information. Each Party acknowledges that the disclosure of Confidential Information may cause irreparable injury and damages, that money damages would not be a sufficient remedy for any actual or threatened disclosure and that a Party shall (without proof of actual damages) be entitled to equitable relief, including an injunction and specific performance, as a remedy if the other Party breaches or threatens to disclose Confidential Information in violation hereof. A breaching Party shall not object to the entry of an injunction or other equitable relief against such Party on the basis that an adequate remedy is available at law or lack of irreparable harm. Without limitation of the foregoing, each Party shall advise the other Party promptly in the event that it learns or has reason to believe that any person or entity, which has had access to Confidential Information, has violated or intends to violate the terms of this Agreement. This provision shall not in any way limit such other remedies as may be available to either Party at law or in equity.

(e)     With regard to any Confidential Information of the type specified in Section 7.1(c)(v), each Party agrees to execute any commercially reasonable document or take any commercially reasonable action required by any vendor or licensor of software to the other Party in order to access and use such vendor’s software in connection with such vendor’s contracts with the other Party.

Section 7.2     Systems Security. When Buyer is given access to Seller’s computer system(s), facilities, networks (including voice or data networks) or software (“Systems”) in connection with the Transition Services or Migration Plan, Buyer shall comply with all lawful security regulations reasonably required by Seller from time to time “Security Regulations”), including without limitation the requirements set forth on Annex B hereto, and will not tamper with, compromise or circumvent any security or audit measures employed by Seller. Buyer’s Related Parties may be required to execute a separate system access agreement for individuals who are to have access to Seller’s Systems. Buyer shall ensure that only those users who are specifically authorized to gain access to Seller’s Systems as necessary to utilize the Transition Services or assist with the Migration gain such access and that such users do not engage in unauthorized destruction, alteration or loss of information contained therein. If at any time a Party determines that any personnel of Buyer has sought to circumvent or has circumvented Seller’s Security Regulations or other security or audit measures or that an unauthorized person has accessed or may access Seller’s Systems or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, to the extent within Buyer’s control, Buyer or Seller, as appropriate, shall immediately terminate any such person’s access to Seller’s Systems and immediately notify Seller. In addition, a material failure to comply with the Security Regulations shall be a breach of this Agreement; in which case, Seller shall notify Buyer and both Parties shall work together to rectify said breach. If the breach is not rectified within ten (10) days of its occurrence, the Service Coordinators of both Parties shall be advised in writing of the breach and work together to rectify said breach. If the breach has not been rectified within ten (10) days from such notice to the Service Coordinators, Seller shall be entitled to immediately terminate the Transition Services to which the breach relates until such time as the breach is remedied.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1     Representations and Warranties.

(a)     Each Party represents and warrants that, on the Closing Date, it has the authority to enter into this Agreement and its performance under this Agreement will not conflict with any other obligation or agreement of such Party.

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(b)     Except as expressly provided in this Agreement, no representation, warranty or condition, express or implied, statutory or otherwise, as to condition, quality, satisfactory quality, performance or fitness for purpose or otherwise is given by either Seller or Buyer and all such representations, warranties and conditions are excluded except to the extent that their exclusion is prohibited by applicable law.

Section 8.2     Limitations of Liability.

(a)     THE AGGREGATE LIABILITY OF SELLER TO BUYER IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF THE TRANSITION SERVICES UNDER THIS AGREEMENT SHALL, WITH THE EXCEPTION OF A DATA BREACH, BE LIMITED TO $2,500,000 CUMULATIVELY.

(b)     EXCEPT FOR DAMAGES ARISING FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SELLER, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY LITIGATION ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSITION SERVICES PROVIDED HEREUNDER, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

ARTICLE IX

CHANGE CONTROL

Section 9.1     Change Control.

(a)     Subject to this Article IX, the Buyer may propose any change or addition to the Transition Services by written notice to the Seller specifying the proposed change in reasonable detail (such notice, a “Change Request”).

(b)     Seller shall provide Buyer with a reasonably detailed written outline specification describing the nature of the change, an assessment of the impact of the change on the Transition Services, the Service Fees (as applicable) and an estimate of the time required to implement the change, the costs associated with the change and the terms for payment of such costs (such outline, an “Evaluation Report”) within twenty (20) Business Days of receiving the Change Request.

(c)     Buyer shall notify Seller within ten (10) Business Days of the date on which Buyer received the Evaluation Report whether or not Buyer wishes to proceed with the Change Request; provided, however, that the Parties shall in good faith negotiate the terms and pricing of the Change Request before Buyer provides such notice to proceed.

(d)     Within ten (10) Business Days of receipt of Buyer’s notice to proceed with the Change Request, Seller shall produce a final Evaluation Report which shall include a comprehensive list of the charges for the implementation of the Change Request (“Change Request Charges”). Any Change Request Charges shall be calculated in a manner consistent with Section 2.1.

(e)     Both the Seller and Buyer shall act in good faith in relation to Change Requests, and shall not unreasonably withhold any consent, or cause any delay in relation to them; provided that, notwithstanding anything to the contrary herein, Seller shall have sole discretion regarding whether to provide Additional Transition Services which were not performed by Seller for the Business at any time during the one hundred eighty (180) day period prior to Closing. If the Seller and Buyer cannot agree upon a Change Request or Seller’s final Evaluation Report (including the Change Request Charges), each of the Seller and Buyer may refer the matter to be resolved in accordance with Section 1.2.

(f)     The Seller shall not have any obligation to commence work in connection with any change to the Transition Services or any Additional Transaction Services until the relevant Change Request and Evaluation Report has been agreed to by each Party in writing.

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ARTICLE X

MISCELLANEOUS

Section 10.1     No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

Section 10.2     Entire Agreement. This Agreement (including the Annexes and Schedule hereto), together with the Purchase Agreement and any other documents delivered by the Parties in connection herewith or therewith, constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior agreements or understandings between the Buyer, on the one hand, and the Seller, on the other hand.

Section 10.3     Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer: 1015 Penn Avenue, Suite 103 Wyomissing, PA 19610 Attention: Robert Wahlman, Chief Financial Officer Facsimile: [FAX NUMBER] E-mail: rwahlman@customersbank.com	Copy to: Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103 Attention: Christopher S. Connell, Esquire Facsimile: 215-564-8120 E-mail: cconnell@stradley.com

If to the Seller: Higher One, Inc. 115 Munson St. New Haven, CT 06511 Attention: Christopher Wolf, Executive VP and Chief Financial Officer Email: christopher.wolf@higherone.com	Copies to: Wiggin and Dana LLP One Century Tower 265 Church Street New Haven, CT 06508 Attention: Paul Hughes Email: phughes@wiggin.com

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.4     Amendment; Waiver. Subject to ARTICLE IX and Sections 1.4 and 10.10, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Section 10.5     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 10.6     Binding Agreement; Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which written approval shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, this Agreement, and all rights, interests and obligations hereunder, may be assigned, without such consent, by either Party to any entity that acquires all or substantially all of a Party’s business or assets. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.7     Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

Section 10.8     Submission to Jurisdiction. Subject to Section 1.2 hereof, each of the Parties to this Agreement (a) agrees that all actions arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement shall be heard and determined in the Federal Courts of the United States of America or the courts of the State of New York, in each case located in the City of New York and County of New York, (b) irrevocably consents to submit itself to the exclusive jurisdiction and venue of such courts in any action, (c) agrees that all claims in respect of such action shall be heard and determined in any such court, (d) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (e) agrees not to bring any action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party hereto may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.3. Nothing in this Section 10.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

Section 10.9     Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement. Each Party (a) certifies that no Representative of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement, by among other things, the mutual waiver and certifications in this Section 10.9.

Section 10.10     Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, terrorist act, rebellion or other causes beyond the reasonable control of such Party, or other acts of God (a “Force Majeure Event”), then, upon written notice to the other, the affected provisions and/or other requirements of this Agreement shall be suspended or reduced by an amount consistent with reductions made to the other operations of such Party affected by the Force Majeure Event during the period of such disability and the affected Party shall have no liability to the other in connection therewith. Each Party shall use reasonable commercial efforts to remove such disability within fifteen (15) days of giving notice of such disability.

Section 10.11     Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party. Each party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel.

Section 10.12     Headings. The headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

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Section 10.13     Conflicts. To the extent any term or provision of the Purchase Agreement, or any other document or other agreement executed in connection with the Purchase Agreement, is in conflict with any term or provision of this Agreement or any Annex or Schedule hereto, the terms and provisions of this Agreement and the Annexes or Schedules hereto shall govern solely to the extent of any such conflict. To the extent any term or provision of this Agreement is in conflict with any term or provision of any Annex or Schedule hereto, the terms and provisions of the Annex or Schedule hereto shall govern solely to the extent of any such conflict.

Section 10.14     Counterparts and PDF Signature. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

Section 10.15     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

[End of Text; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Transition Services Agreement as of the date first written above.

HIGHER ONE, INC.

By:
Name:
Title:

CUSTOMERS BANK

By:
Name: Title:

ANNEXES

ANNEX A	TRANSITION SERVICES

ANNEX B	SECURITY REQUIREMENTS

SCHEDULE 1.2

SERVICE COORDINATORS

Seller

Services Coordinator:

[NAME]

[TITLE]

[PHONE]

[EMAIL]

Buyer

Services Coordinator:

[•]

ANNEX A

TRANSITION SERVICES

Transition Services Agreement (TSA)

Annex A – Section 1

Service: Information Technology

Scope of Services

Seller, itself and/or by and through its Affiliates, shall provide or cause to be provided to Buyer the following information technology services in the manner set forth below:

●	Chenai Engineering Services

o	Provide engineering services relating to the Business furnished by personnel located in Chenai, India

●	Consulting

o
Provide “SME” consulting hours to support the planning and build-out of primary and secondary computer environments to support OneDisburse/OneAccount at Buyer, and provide cut-over support for tasks such as data migration for up to 30 days post migration.

●	Computers and Access

o
Maintain (“break/fix”) Transferred Employee computers, onsite and remote access, office phones, local and long distance service, print services and current network connectivity at current support levels for Seller employees. Changes to computers’ configurations and installed software will not occur during the Term.

o
Provide data ports on a separate VLAN to allow Buyer provided computers to access the Internet. Computers will not have access to systems on Seller’s internal network. If additional ports are required to support the additional computers, Buyer will reimburse Seller for any network and wiring costs incurred.

o	Process new access/access change requests from Transferred Employees to systems supported by Seller.

o	Process new password reset requests from Transferred Employees to systems supported by Seller.

o	Provide Seller computers to Buyer employees that require access to Seller IT systems.

o
Create and support new access requests for up to twenty (20) Buyer employees who are not Transferred Employees to Seller IT systems, utilizing a computer provided by Seller that will use VPN with two-factor authentication for the sole purpose of accessing systems maintained on Seller’s internal networks. All costs incurred by Seller in connection with transferred computer hardware and installed software will be reimbursed by Buyer.

●	Email

o	Maintain email accounts and access to email accounts for Transferred Employees.

o	Provide ability for “auto response” for inbound emails to notify sender of new email addresses and forward inbound emails to new Buyer email accounts.

o
In accordance with Seller’s data retention policies, maintain historical email files to allow customer requested research, customer complaint related research and regulatory inquiries. Seller data retention policies are subject to change.

●	Data Center Operations

o
Maintain and support the production environment located at the Seller data centers for the OneDisburse/OneAccount application. This includes all systems that are involved in supporting the OneDisburse/OneAccount application, including but not limited to the WAN and LAN network infrastructure, the security infrastructure, database infrastructure, application server infrastructure, monitoring systems, SAN/NAS infrastructure and appliances (Terradata, load balancers). All current vulnerability and penetration testing, patch management policies, applicable vendor relations and software licenses will be maintained. Support and maintenance contracts for the data center facilities, which include HVAC, UPS, fire suppression systems, access control and generators, will be maintained at current levels.

o
Maintain and support the development environment located at the New Haven Seller data center for the OneDisburse/OneAccount application. This includes all systems that are involved in supporting the OneDisburse/OneAccount application, including but not limited to the WAN and LAN network infrastructure, the security infrastructure, database infrastructure, application server infrastructure, monitoring systems, SAN/NAS infrastructure and appliances (Terradata, load balancers). Also included are development tools utilized in the development of the OneDisburse/OneAccount software, including code repositories, testing tools, and required tools for audit and security. All current patch management policies, applicable vendor relations and software licenses will be maintained. Support and maintenance contracts for the data center facilities, which include HVAC, UPS, fire suppression systems, access control and generators, will be maintained at current levels.

o
Maintain and support the QA/testing environment located at the New Haven Seller data center for the OneDisburse/OneAccount application. This includes all systems that are involved in supporting the OneDisburse/OneAccount application, including but not limited to the WAN and LAN network infrastructure, the security infrastructure, database infrastructure, application server infrastructure, monitoring systems, SAN/NAS infrastructure and appliances (Terradata, load balancers). Also included are QA/testing tools utilized in the QA/testing of the OneDisburse/OneAccount software, including code repositories, testing tools, and required tools for audit and security. All current patch management policies, applicable vendor relations and software licenses will be maintained. Support and maintenance contracts for the data center facilities, which include HVAC, UPS, fire suppression systems, access control and generators, will be maintained at current levels.

o
Maintain and support back office systems that are currently in place and used by the OneDisburse/OneAccount employees, including but not limited to the file shares, Microsoft Exchange, Bugzilla, Chat and ALM. Seller will also maintain all access to 3rd party SaaS applications that are currently in place and used by the OneDisburse/OneAccount employees, including but not limited to WebEx, ADP, SalesForce and RightNow. Seller will maintain and support the underlying infrastructure, which includes but is not limited to the WAN and LAN network infrastructure, the security infrastructure, database infrastructure, application server infrastructure, monitoring systems and SAN/NAS infrastructure. All current patch management policies, applicable vendor relations and software licenses will be maintained. A list of the current back office systems and 3rd party SaaS applications are provided in the application and 3rd party SaaS application documents.

o
Provide IT operations management reports at the same intervals such reports were generated prior to the Closing, including product and infrastructure availability, application issues, application outages, and root cause analysis for systems outages impacting OneDisburse and/or OneAccount.

o
Data extracts and configuration information or system clones, as determined by the Migration Plan, will be supplied for systems where data and configuration information has been agreed to be migrated to Buyer, including but not limited to Bugzilla, ALM, source code repositories, and “H” drive.

o	Support implementation of Buyer initiated circuits.

o	Continue providing the current disk storage for electronic files, data backups and backups of production and development environments.

o	Physically separate OneDisburse/OneAccount Oracle database server from all other Oracle database servers of Seller.

o	In accordance with Seller’s service agreement with SUNY, maintain a current copy of OneDisburse code at Iron Mountain until Buyer is able to make other arrangements.

●	Governance

o
A member of the Buyer transition team will be invited to the Seller change management board meetings for the OneDisburse/OneAccount environment and supporting systems changes. No more than 75 designated Buyer employees will be included on OneDisburse/OneAccount environment incident notifications email distribution.

o	Define and participate in a governance process with Buyer to support changes to the application environment and software for OneDisburse/OneAccount.

o	Deploy Buyer initiated change management/code deployment for OneDisburse/OneAccount.

●	Audit

o	Perform and maintain all current audit schedules for the SSAE16 and SOX audits on the OneDisburse/OneAccount environment during the Term.

o	Support Buyer-initiated audits (financial, internal audit or any other audits) to the extent such audits are not duplicative of any audits performed by Seller.

●	Staffing

o
Hire, onboard and train OneDisburse/OneAccount engineering resources to replace Seller’s Chennai-based resources that will not support OneDisburse/OneAccount post-Closing. Buyer shall be solely responsible for any incremental expense.

o	Develop and manage process to replace employee attrition.

o	Cooperate with Buyer to identify and hire temporary staff resources for new demand.

Duration of Services

(a)	Subject to clause (b) below, the service period applicable to the Transition Services set forth in this Annex A – Section 1 shall begin on the Closing Date and end one (1) year thereafter.

(b)	The service period applicable to the Chenai Engineering Services set forth in this Annex A – Section 1 shall begin on the Closing Date and end ninety (90) days thereafter.

Transition Services Agreement (TSA)

Annex A – Section 2

Service: Accounting Services

Scope of Services

Seller, itself and/or by and through its Affiliates, shall provide or cause to be provided to Buyer the following accounting services in the manner set forth below:

●	Process OneDisburse/OneAccount vendor invoices received by Seller after Closing.

Duration of Services

The service period applicable to the Transition Services set forth in this Annex A – Section 2 shall begin on the Closing Date and end one (1) year thereafter.

Transition Services Agreement (TSA)

Annex A – Section 3

Service: Legal Services

Scope of Services

Seller, itself and/or by and through its Affiliates, shall provide or cause to be provided to Buyer the following legal services in the manner set forth below:

●	Assist Buyer’s legal team with the transfer of OneDisburse/OneAccount dedicated vendor contracts.

●	Assist Buyer’s legal team with the separation of vendor contracts that support both OneDisburse/One Account and the other businesses of Seller.

●	Advise Buyer’s legal team with respect to the transfer of customer agreements.

●	Complete, at Buyers’ reasonable request, any attestations required of Seller under Title IV regulations.

Duration of Services

The service period applicable to the Transition Services set forth in this Annex A – Section 3 shall begin on the Closing Date and end one (1) year thereafter

Transition Services Agreement (TSA)

Annex A – Section 4

Service: Facilities Services

Lease

The provision of space described in this Section 4 is included in this Annex A for informational purposes only. The provision of the space, and other details in this Section 4, shall not constitute a Transition Service, or any other service or commitment, under this Agreement. The provision of the space shall be only as set forth in, and subject in all respects to, the Lease Agreement, dated as of the Closing Date, between Seller and Buyer (the “Lease”).

Scope of Services

Seller, itself and/or by and through its Affiliates, shall provide or cause to be provided to Buyer the following facilities services in the manner set forth below:

●	Provide office space at 115 Munson Street, New Haven and 3284 Northside Parkway, Atlanta.

●	Maintain New Haven and Atlanta sites to current standards.

●	Maintain employee access to Seller facilities for employees transferred to Buyer.

●	Provide access to Seller facilities for Buyer employees who are not Transferred Employees.

●	Provide secure space for hard copy files at the New Haven location.

●	Maintain existing copy files located at Iron Mountain and enable access to Transferred Employees.

●
For so long as Seller provides food service to its employees in New Haven, provide food service to Buyer employees in New Haven, including lunch three times per week (Tuesday – Thursday), and coffee daily from 8:00a - 10:30a.

●	Integrate into Buyer’s business continuity and disaster recovery plan as related to data center operations and closures of New Haven and/or Atlanta Facilities.

Duration of Services

The service period applicable to the Transition Services set forth in this Annex A – Section 4 shall begin on the Closing Date and end one (1) year thereafter

ANNEX B

SECURITY REQUIREMENTS

ACCESS TO HIGHER ONE CONFIDENTIAL INFORMATION

Higher One's Information Security Program is comprised of a number of policies, standards and guidelines, developed with reference to the source documents cited previously, as well as with consideration of the Company's business and regulatory needs. When referencing the Information Security Program any or all of these policies are included.

1.1	Privacy Policy

Overview

Higher One may log user system activity, record building access, monitor Internet usage and use security cameras to monitor building facilities. User's work output, regardless of storage format (e.g., paper, electronic, etc.) is the property of Higher One. The output, and any tools used to generate that output, is subject to review or monitoring by the Company at its discretion. User personal information is not used or disclosed except to comply with laws, and to protect our rights. It is used solely for business purposes including establishing, maintaining or terminating employment or contractual agreements between the user and Higher One.

Standards

Audits or investigations may be conducted to:

1	Ensure integrity, confidentiality and availability of information and resources.

2	Investigate possible security incidents.

3	Ensure conformance to security policies.

4	Monitor system or user activity where appropriate.

During an audit, all required data will be provided to the Information Security Office upon request. For the purpose of performing an investigation, any access required will be provided to the Information Security team members for the duration of the investigation. Such access may include:

1	User and/or system level access to any computing or communications device.

2	Access to information, whether electronic or hard copy, that may be produced, transmitted or stored on Company equipment or premises.

3	Access to work areas such as labs, offices, cubicles or storage areas.

4	Access to interactively monitor and log traffic on networks.

1.2	Password Management Policy

Overview

Higher One's Password Management Policy is directed to ensuring only strong, secure passwords are used on all accounts, systems and equipment. Password standards define the minimum length, composition, aging and re-use parameters, as well as lock out limitations. Password standards are enforced to protect Company systems, Company and customer data, as well as Higher One's reputation. Password guidelines provide additional information to assist users in protecting passwords and account access.

Standards (General)

All passwords must meet minimum requirements, within the capabilities of the applicable system. Password cracking exercises may be performed on a periodic basis by the Information Security Office. Passwords that are exposed during such an exercise will result in the user being required to change to a more secure password immediately.

Except where otherwise defined or dictated, minimum password requirements are:

1	At least 8 (eight) characters in length, where applicable.

2	Contain both upper and lower case letters.

3	Contain at least one number.

4	Contain at least one special character (within the bounds of those special characters supported by the system in question).

5	May not contain more than 3 (three) consecutive identical characters.

6	System level passwords must expire and be changed no more than every 42 days.

7	At a minimum, the prior 13 (thirteen) passwords may not be reused.

8	Users must have the ability to change a password at any time.

9	Accounts must be locked after at least 5 (five) unsuccessful login attempts.

10	User accounts with elevated privileges must have a password that is unique to that account and not the same as lower-privileged account(s) held by the same user.

11	Passwords are to be treated as sensitive and confidential information and are not to be shared, written down or stored in an unsecured manner.

12	Passwords are not to be conveyed via email.

13	Passwords must not be displayed in clear text (e.g., must be masked) while being entered.

14	Default vendor or manufacturer accounts and passwords should be changed as soon as reasonably possible.

15	If a password is suspected to have been compromised, change the password immediately and report the incident to the IT Operations Support Desk, which will inform the Information Security Office.

16
Where Simple Network Management Protocol(“SNMP”) is used, the community strings must be defined as something other than the standard defaults of "public", "private" and "system", and must be different than the passwords used to log in interactively. A keyed hash must be used where available (e.g., SNMPv2).

17	Passwords must be changed in the event of a user's departure.

Guidelines

The guidelines provided herein are intended to assist users in protecting both their passwords, their access and their accounts from unauthorized use. These guidelines constitute established best practices. None of the examples cited below should be used as passwords.

●	Avoid poor, weak or common passwords such as Welcome123, Password1, or ChangeMe123.

●	Avoid common words, even if spelled backwards or with the addition of a number, such as secret1, 1secret, or terces.

●	Avoid patterns of numbers or letters such as aabbcc, qwerty, or 12344321.

●	Avoid commonly known personal information such as birthdates, addresses, names of family members, friends or pets.

●	Avoid work-related information such as company names, building sites, etc.

●	Should not contain common nouns, proper names or dictionary words.

●
To create a secure but memorable password, consider creating a passphrase based on a song title, affirmation or memorable phrase that contains multiple words. For instance, This May Be One Way To Remember could become the password TmB1w2R! or I saw my favorite band last Friday night! becomes IsmF3lFn!.

Standards (Service Accounts)

Service Accounts are defined as system-level accounts that are not associated with one specific individual, but are used for administration, management, or maintenance of a system or application, or are required by a system or application. Service Accounts may also be either interactive or non-interactive.

Interactive Service Accounts are defined as those that meet all of the following criteria:

1
Are highly privileged (e.g., have root level access on a Linux system, local or domain administrator access on a Microsoft Windows system, sa level access on a Microsoft SQL Server system, sys/system on an Oracle database, etc.).

2
Permits interactive logons (e.g., a user can use ssh to open a shell prompt on a Linux system, use Remote Desktop Services to access a desktop on a Microsoft Windows system, may use SQL Studio to perform queries on a Windows system, etc.).

3	The account passwords are retained (e.g., stored in Password Safe, Password Manager or some other location for future access).

Non-interactive Service Accounts are defined as those that meet any of the following criteria:

1
Are not highly privileged (e.g., do not have root level access on a Linux system, local or domain administrator access on a Microsoft Windows system, sa level access on a Microsoft SQL Server system, sys/system on an Oracle database, etc.).

2
Does not permit interactive logons (e.g., a user cannot use ssh to open a shell prompt on a Linux system, use Remote Desktop Services to access a desktop on a Microsoft Windows system, or use SQL Studio to perform queries on a Windows system, etc.).

3
The account passwords are not retained (e.g., not stored in Password Safe, Password Manager or some other location for future access). This circumstance applies to accounts where there is no need to use the password in the future and so the password is set to a long random value and not saved.

Service Account standards must meet the criteria outlined in Standards (General) section, with the following exceptions:

1	At least 12 (twelve) characters in length.

2	Service accounts shall have Deny Logon Locally or comparable attribute set if supported on the operating system.

3	Interactive Service Account passwords will expire and must be changed no more than every 90 days.

4	Non-interactive Service Account passwords will expire and must be changed no more than every 720 days.

5
In the event that the account password cannot be changed or the application vendor recommends against changing the password because it would adversely impact the application, an exception will be documented and approved by the Information Security Officer and that password will be exempt from periodic changes.

1.2.1	Initial Passwords and Password Resets

Where supported by the system in question, initial passwords must be set to a temporary and unique value, and be reset by the user upon first use.

In the event a password must be reset, a temporary and unique value must be provided, and must be reset by the user at the time of successful login.

1.3	Identity and Access Policy

Overview

The Identity and Access Policy defines the tasks that principals can perform, resources they can access and defines which activities will be audited for regulatory compliance purposes. Access controls are established, documented and periodically reviewed, based on business needs and external requirements.

Standards

1	Access Administration: This area focuses on ensuring authorized user access, and preventing unauthorized user access, to information and information systems.

a.	Procedures covering all stages in the life-cycle of user access, from provisioning and modification to de-provisioning.

b.	Documentation of approval from the hiring Supervisor or System Owner for each user's access, where appropriate.

c.	Ensuring restricted or sensitive access is not granted until all authorization procedures are completed.

d.	Special attention to control of privileged ("super-user") access rights.

2	Compliance

a.	Attestation - Confirmation by a reviewing Supervisor or designee that each user's access is consistent with business purposes and with other security controls (e.g., segregation of duties).

b.
Access Permissions Review - A formal process must be conducted periodically (quarterly) by System Owners to review user access rights to critical systems. This review shall be documented / approved by System Owners and retained by the Information Security Office (as defined below) for audit verification purposes. Each System Owner is accountable for identifying inappropriate access and inactive user access in a timely manner to the Security Administrators.

c.	Access to non-critical systems will be reviewed based on risk but no less frequently than annually.

1.4	User Identity Verification Policy

Overview

Higher One’s User Identification Verification Policy contains information and requirements for verifying the identity of a system user when unlocking an account, resetting a password or otherwise assisting with logging in. This policy also defines the systems that are within the scope of the policy.

Standards

1	This policy applies to the following systems:

a.	Active Directory, any domain

b.	RSA SecurID PIN

c.	CASHNet/IDC

d.	LDAP (Corporate and Production)

e.	Higheronesupport.com

f.	TPP Applications

g.	NetPay Applications

2	A user's identity must be verified prior to resetting his/her password on any in-scope system.

a.	If the request is made in person, photo identification is an acceptable means of verifying the user's identity.

b.	If the request is made by telephone, the user must provide a matching and valid Employee ID which will be verified against records.

c.	Requests by email will not be accepted, and the user will be instructed to telephone.

3	In the event the user cannot provide a valid Employee ID, the user's manager or (if a contractor) employee sponsor can verify the user's identity, after verifying his/her own identity.

1.5	Privileged Account Policy

Overview

Privileged accounts are valid credentials used to gain access to information systems. Privileged credentials provide elevated, non-restrictive access to the underlying platform that non-privileged user accounts do not have access to. Root, local administrator, domain administrator and enable passwords are all examples of privileged accounts that have elevated access beyond that of a normal user.

If methods other than using privileged access will accomplish an action, those other methods must be used unless the burden of time or other resources required clearly justifies using privileged access. In addition, passwords for privileged accounts should be randomized, not memorized by anyone, and changed frequently. Whenever technically possible, gaining and using privileged access should be audited.

Privileged access to information systems is granted only to authorized individuals based on clearly defined and documented business need.

Standards

1	System Approval and Authorization

a.	Providing clarity on what administrative privileges are necessary.

b.	Minimizing the use of shared administrative accounts.

c.	Having a method of being able to verify the privileges associated with each account.

2	Privileged User ID Activity Logging: All ID creation, deletion, and privilege change activity performed by Systems/Security Administrators and others with privileged user IDs must be securely logged.

3	Privileged Account Types

a.
Domain Administrative Accounts:  These accounts give privileged administrative access across all workstations and servers within a Windows domain. While these accounts are few in number, they provide the most extensive and robust access across the network.

b.
Emergency Accounts:  These provide unprivileged users with administrative access to secure systems in the case of an emergency and are sometimes referred to as ‘firecall’ or ‘breakglass’ accounts. Access to these accounts typically requires managerial approval for security reasons.

c.
Service Accounts: These can be privileged local or domain accounts that are used by an application or service to interact with the operating system. In some cases, these service accounts have domain administrative privileges depending on the requirements of the application they are being used for. Local service accounts can interact with a variety of Windows components

d.
Application Accounts: These are accounts used by applications to access databases, run batch jobs or scripts, or provide access to other applications. These privileged accounts usually have broad access to underlying company information that resides in applications and databases.

1.6	Remote Access Policy

Overview

Remote Access rules and requirements are designed to minimize the potential exposure to Higher One from damages which may result from unauthorized use of Higher One resources. Damages include the loss of sensitive or company confidential data, intellectual property, damage to public image, damage to critical Higher One internal systems, and fines or other financial liabilities incurred as a result of those losses.

It is the responsibility of Higher One users with remote access privileges to Higher One's corporate network to ensure that their remote access connection is given the same consideration as the user's on-site connection to Higher One. This policy applies to remote access connections used to do work on behalf of Higher One, including reading or sending email and viewing intranet web resources. This policy covers any and all technical implementations of remote access used to connect to Higher One networks.

Standards

1	Secure remote access must be strictly controlled with encryption (i.e., Virtual Private Networks (VPNs)) and strong pass-phrases.

2	Authorized Users shall protect their login and password, even from family members.

3
All hosts that are connected to Higher One internal networks (including employee owned equipment) via remote access technologies must use up-to-date anti-virus software. Third party connections must comply with requirements as stated in the Third Party Agreement.

4	Users must not leave workstations unattended without locking or logging off the system.

5	Users must use personal desktop firewall software on any device connecting to Higher One networks or resources.

6	Higher One users who wish to implement non-standard Remote Access solutions to the Higher One production network must obtain prior approval from the Information Security Office.

7
The use of third-party managed remote access connections such as Webex and Go2MyPC can only be used for remote access in a support situation where personnel are present at both the asset being accessed and the system being used to obtain the remote access.  This type of managed connection is explicitly not to be used to allow a user to remotely access a device which has been left unattended on the Higher One network.

8	Higher One Client VPN with the use of two-factor (FOB with Pin/Token plus password) authentication is required to connect to the HigherOne corporate network.

1.7	Third-Party/Vendor Access Policy

Overview

Companies or entities with a business relationship with Higher One should only be permitted the least access required to any internal network or application system, based on the business need. The access mechanism may include direct connectivity to Higher One assets, or the exchange of electronic information.
Higher One must actively control third party access to information systems. Business needs should be considered and a risk assessment must be carried out to determine security implications and control requirements.

This section is not intended to restrict or control access to integrated third-party systems required by Higher One products.

Standards

1	Controls and confidentiality clauses must be agreed on and defined in a contract with the third party.

2
All third party requests for Higher One data or connections to the Higher One network must be justified by business requirements, assessed for potential risks and control requirements, and then directed to appropriate Higher One management for review and approval.

3	All third party connections require approval from the Information Security Office.

4	Third-Parties must adhere to all Vendor Management Program requirements.

5	Reviews to ensure third-party access is still required and appropriate will be conducted periodically.

6	There are three methods allowed for direct connectivity between Higher One and third parties.

a.	Dedicated circuits - A leased line obtained through a telephony-communication provider.

b.
Site-to-Site Virtual Private Network (VPN) over the Internet – A two-way encrypted communications session between two networks that protect against eavesdropping by an unauthorized source and provides non-repudiation.

c.	Client-based VPN

1.7.1	Requirements for Connectivity

1
Before connectivity is established with a third party, a risk assessment must be performed as part of the vendor management assessment to validate that there are no high-risk issues involved with connecting to an external entity’s network. A third party must not be immediately trusted and given immediate access to Higher One’s network or application system without performing an appropriate level of due diligence.

2	Firewalls must restrict third party access to Higher One’s network and application systems for which they have a defined business purpose.

a.	Explicit source and destination IP and ports must be defined in the firewall rules

b.	Must not be able to access other business partners’ networks.

3	Firewalls must restrict Higher One’s users from unlimited access to the third party network.

a.	Explicit source and destination IP and ports must be defined in the firewall rules

b.	Must only be able to access business partners’ networks for which the user has a business purpose.

4	A list of approved third party connections must be maintained by the Information Security Office.

1.8	Data Classification

Overview

A data classification system sorts and labels every resource with its value, importance, sensitivity, cost, and other concerns in order to guide the implementation of security and prescribe processes of management and use. Assigning classification labels, such as public, private, sensitive, internal only, confidential, proprietary, etc., helps workers understand how to use and handle resources properly. Those resources with moderate to high value and sensitivity require greater control, tighter security, and stricter authentication. Often classification can improve the organizations defense against social engineering and other information leakage attacks. If workers know that certain information cannot be communicated via instant message, e-mail, or over the phone, then most socially guided attacks through those mediums will fail.

1.8.1	Asset Inventory

Higher One shall maintain a current inventory of all information assets, including hardware, software licenses and applications. The asset inventory must include at least the following elements:

1	A clear definition of each asset, including its business purpose and security classification.

2	Location of the asset.

3	Whether or not the asset contains personally identifiable customer information or card-related data.

1.8.2	Data Classification and Confidentiality

Higher One business units must classify information to indicate its level of sensitivity. Classifications dictate the priority and necessary degree of protection required to properly secure the information. Data classification classes are:

1
Restricted - The Restricted class applied to business and customer related information requiring the highest level of protection. If Restricted Data is disclosed, it could result in financial loss, violation of privacy and other laws or Regulations and significant negative publicity. Disclosure of Restricted Data may require initiating state or federal disclosure requirements. (e.g., PCI, PII, HIPAA)

2
Confidential - The Confidential class applies to business and customer related information that requires role-based protection and is sensitive enough to require elaborate controls. If Confidential Data is disclosed, employees or customers could be negatively impacted, initiating possible state or federal disclosure requirements.

3
Private - The Private classification applies to business and customer related information that requires some level of protection but is not sensitive enough to require extensive controls. Disclosure of Private data should be avoided but will have minimal impact.

4
Public - The Public class applies to information that has been made available for public distribution through authorized Higher One channels or information that will not cause any damage to Higher One if accidentally disclosed.

1.8.3	Credit Card Information Processing Applications

1
All Error! Unknown document property name. applications dealing with the processing or retrieval of cardholder information, must, where there is not a business need to display full primary account numbers (PAN), mask displayed PAN to no more than the first six (6) and last four (4) digits of the full PAN.

2
If the application is designed for a specific purpose in which the full PAN must be displayed, approval must be given by the Information Security Office during the Requirements Phase as described in the SDLC process. In all cases the application must limit the display of the full PAN to the fewest number of users possible.

1.8.4	Credit Card Storage Applications

1	All Higher One application systems dealing with the storage of cardholder data must be on an internal network segregated from the demilitarized zone (“DMZ”).

2	All access to networked storage devices containing cardholder data shall have its authentication communication encrypted.

3	The Primary Account Number (“PAN”) must be rendered unreadable through one of the following:

a.	Strong one-way hash functions (hashed indexes) such as Secure Hash Algorithm 1) SHA-1 with salts.

b.	Truncation.

c.	Index tokens and pads (pads must be securely stored).

d.	Strong cryptography, based on industry-tested and accepted algorithms, with proper key management processes and procedures.

4	The PAN must never be stored in clear text in databases, files, or removable media.

5	The PAN must not be written to audit logs.

6	Full PAN must never be emailed or sent via instant messaging programs.

1.9	Technology Equipment Policies

Overview

Desktop, laptops, servers and virtual computers, as well as the software contained thereon, are resources that are provided to Higher One users for the purpose of conducting business on behalf of the Company. Administration, installation and maintenance of technology equipment are the responsibility of the Information Technology departments.

1.9.1	Warning Banners

Overview

A warning banner sets appropriate expectations for users accessing a system or device regarding the appropriate use of the resource, and warnings regarding monitoring of usage or activities while using the resource.

Standards

1
Higher One computing systems and devices, where supported by the device, must display a warning banner during the system login process. The message must state that the system must only be used for Higher One business purposes and is subject to monitoring.

2	Warning banners must be in a language consistent with the system's interface language.

3	The word "Welcome" or any similar language shall not be displayed prior to a successful user login.

1.9.2	Physical and Virtual Workstations

Overview

Desktops, laptops and virtual workstations are provided to users based on job role, need, and are based on company standard hardware configurations.

Standards

In addition to those items detailed in the Acceptable Use Policy,

1	Equipment is to be protected from theft or damage, including damage caused by foreign substances, impacts or misuse.

2	All laptop computers will be encrypted.

3	Online backup accounts will be provided to laptop users to ensure recoverability of data stored locally on the device.

4	Ensure that all vendor supplied defaults are changed before the system goes into production.

5	All desktops and laptops shall have personal firewall software which users should not be able to disable.

6	All desktops and laptops used to remotely access Higher One systems shall have VPN Client software capable of supporting the company’s 2-factor authentication solution.

7	Workstation Configuration Standards will be reviewed on a periodic basis.

Guidelines

Physical security of computing devices can include the following:

●	Having actual possession of a computer at all times.

●	Locking the computer in an unusable state to an object that is immovable.

●	Never leaving a laptop or other portable computing device unattended in a conference room, hotel room or on an airplane seat, etc.

●	Locking the device in a hotel safe when traveling.

1.9.3	Server and Network Devices

Overview

The purpose of this policy is to establish standards for the base configuration of internal server and network equipment that is owned and/or operated by Higher One. Effective implementation of this policy will minimize unauthorized access to Higher One proprietary information and technology.

Unsecured and vulnerable servers continue to be a major entry point for malicious threat actors. Consistent Server installation policies, ownership and configuration management are all about doing the basics well.

Standards (Security)

All internal servers deployed at Higher One must be owned by an operational group that is responsible for system administration. Approved server configuration guides must be established and maintained by IT and each application team, based on business needs and approved by Information Security.

1	All servers and network devices should be designated for a single primary purpose where possible.

2	All servers and network devices, prior to deployment in the production environment must conform to the Company’s System Configuration and Hardening Standards.

3	Always use standard security principles of least required access to perform a function. Do not use root when a non-privileged account will do.

4	Ensure that all vendor or manufacturer supplied defaults are changed before the server goes into production.

5	Servers storing or processing confidential or restricted information shall have file integrity monitoring software installed.

6
File integrity monitoring software shall alert IT personnel to unauthorized modification of critical system or content files. The file integrity monitoring software shall be configured to perform critical file comparisons at least daily and should be logged. Information Security should be alerted to any abnormal activity.

7	All servers must have anti-virus software installed.

8	Information in the server inventory list must be kept up-to-date.

9	Configuration changes for production servers must follow the appropriate change management procedures.

10	Access to services should be logged and/or protected through access-control methods such as a web application firewall, if possible.

11	Trust relationships between systems are a security risk, and their use should be avoided. Do not use a trust relationship when some other method of communication is sufficient.

12
If a methodology for secure channel connection is available (i.e., technically feasible), privileged access must be performed over secure channels, (e.g., encrypted network connections using Secure Shell (“SSH”) or Internet Protocol Security “IPSec”).

13	Servers should be physically located in an access-controlled environment.

14	Servers are specifically prohibited from operating from uncontrolled cubicle areas.

15	For security, compliance, and maintenance purposes, authorized Information Security personnel may monitor and audit equipment, systems, processes, and network traffic.

Standards (Configuration)

1	Operating System configuration should be in accordance with approved System Configuration and Hardening Standards.

2
A valid business justification must exist for all deviations from Error! Unknown document property name. published configuration standards. Deviations require written approval by the Error! Unknown document property name. and must be noted on the asset inventory for the server.

3	Services and applications that will not be used must be disabled where practical.

4	All servers and network devices must be configured to use an internal authoritative time source to maintain time synchronization with other servers in the environment.

5	Server and network device Configuration Standards will be updated as new public standards become available and are approved by the Information Security Office and Information Technology.

Standards (Monitoring)

1	All security-related events on critical or sensitive systems must be logged and audit trails saved.

2
Security-related events will be reported to Information Security, who will review logs and report incidents to IT management. Corrective measures will be prescribed as needed. Security-related events include, but are not limited to:

a.	Port-scan attacks.

b.	Evidence of unauthorized access to privileged accounts.

c.	Anomalous occurrences that are not related to specific applications on the host.

1.9.4	Cellular Device Policy

Overview

The Cellular Device Policy applies to any device that uses a wireless cellular network for communication, whether the device is supplied by Higher One or personally owned by the employee and used for business-related purposes. This policy applies to, but is not limited to, all devices and accompanying media that fit the following device classifications:

1	Tablets

2	Mobile/Cellular/Smart Telephones

3	Mobile Broadband devices (MiFis)

Standards

1	IT reserves the right to refuse the ability to connect mobile devices to the Higher One infrastructure.

Higher One's Cellular Device Policy can be found on the ADP portal under the heading Resources > Tools/References.

1.9.5	Equipment Disposal

Proper disposal of technology equipment is environmentally responsible and often required by law. To ensure that Higher One's electronic data, which may be stored on various types of storage media, is secured, all storage media must be completely erased or destroyed prior to release for disposal.

Standards

1
All information assets or office equipment which may contain a storage media component is in scope or this policy. This includes such items as computer workstations, servers, storage arrays, fax machines, printers, and copiers.

2	All forms of electronic media (e.g., fixed hard disks, flash memory, external drives, CDs, DVDs, tapes, USB drives) are within the scope of this policy.

3
At the time an in scope device or media is decommissioned or replaced, the item shall be destroyed, disabled or disposed of using methods and timing consistent with Higher One's Record Retention policies, any applicable retention laws and with due consideration for any litigation hold requirements currently in force.

a.	Hard drives will be erased to Department of Defense standards (DoD 5220.22M) or

b.	Physically destroyed by drilling or shredding.

4	When a computer workstation is transferred to a new user, the storage media will be:

a.	Replaced, if under a litigation hold, with the original component stored as per Higher One's procedures.

b.	Reformatted, if not subject to litigation hold.

5	The Facilities department will ensure that vendors remove any storage media contained within copiers, printers and fax machines prior to removing any such item from Higher One's premises.

6	Information Technology will maintain:

a.	Procedures for the proper erasure of data and/or destruction of storage media.

b.	Procedures for secure storage of media prior to destruction or disposal.

1.9.6	Software Installation Policy

Overview

Allowing users to install software on company computing devices opens the organization up to unnecessary exposure to risks such as the introduction of malware from infected installation files or software, unlicensed software, and programs which can be used to hack the organization’s network.

Standards

1	Users may not install software on Higher One’s computing devices operated within the Higher One network.

2	Software must be selected from an approved software list, maintained by the Information Technology department, unless no selection on the list meets the requestor’s need.

3	Requests for software installations must first be approved by the requestor’s manager and then submitted to the IT Support Desk in writing.

4	Any requests for software not on the approved list must be reviewed and approved by Information Technology and Information Security before purchase or installation.

The Information Technology Department will obtain and track the licenses and perform the software installation.